Exhibit (k)(4)

SENIOR SECURED

REVOLVING CREDIT AGREEMENT

dated as of

October 31, 2014

among

CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC,

as Borrower

The LENDERS Party Hereto

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent, Arranger and Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

ARTICLE II

THE CREDITS

ARTICLE III

REPRESENTATIONS AND WARRANTIES

(i)

ARTICLE IV

CONDITIONS

SECTION 4.01.	Effective Date	60
SECTION 4.02.	Each Credit Event	64

ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01.	Indebtedness	79
SECTION 6.02.	Liens	80
SECTION 6.03.	Fundamental Changes	81
SECTION 6.04.	Investments	82

(ii)

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

(iii)

SCHEDULE 1.01(a)	-	Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)	-	Commitments
SCHEDULE 1.01(c)	-	Intentionally omitted
SCHEDULE 1.01(d)	-	Eligibility Criteria
SCHEDULE 3.10(a)	-	Material Agreements
SCHEDULE 3.10(b)	-	Liens
SCHEDULE 3.11(a)	-	Subsidiaries
SCHEDULE 3.11(b)	-	Investments
SCHEDULE 6.08	-	Certain Affiliate Transactions

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Promissory Note
EXHIBIT D	-	Form of Borrowing Request
EXHIBIT E		Form of Compliance Certificate

(iv)

SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of October 31, 2014 (this “Agreement”), among CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC, a Delaware limited liability company (prior to the BDC Transition, the “Borrower”), the LENDERS party hereto, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders (as defined herein) extend credit to the Borrower from time to time pursuant to the commitments as set forth herein and the Lenders have agreed to extend such credit upon the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Capital One, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided above, the following percentages with respect to such Eligible Portfolio Investment:

Eligible Portfolio Investment	Advance Rate
Cash and Cash Equivalents (including Short Term U.S. Government Securities)	100%
Tier 1 Investments	70%
Tier 2 Investments	60%
Tier 3 Investments	50%
Tier 4 Investments	35%

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or, only with respect to Sections 6.08, 9.03(b) and 9.04(i), is a director or executive officer of such Person. Anything herein to the contrary notwithstanding, the term “Affiliate” of an Obligor shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business. For purposes of this definition, “Control” also includes the power to vote 20% or more of the voting securities of such Person.

“Affiliate Agreements” means, collectively, (a) the Investment Advisory Agreement, dated as of September 5, 2014 between the Borrower and the Investment Advisor, (b) the Co-Administration Agreement, dated as of September 5, 2014, between the Borrower and the Investment Advisor and (c) any similar agreement entered into between the Borrower and a replacement investment advisor.

“Agency Account” has the meaning assigned to such term in Section 5.08(c)(v).

“Agent Parties” has the meaning assigned to such term in Section 9.01(b)(iii).

“Applicable Margin” means 2.75%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Approved Appraisal Firm” means any of Houlihan Lokey, Duff & Phelps LLC, FTI Consulting, Inc., Deloitte LLP, Ernst & Young LLP, KPMG LLP, Alvarez & Marsal, Valuation Research Corporation, Lincoln Advisors, Murray, Devine and Company and any of their respective affiliates, and any other nationally recognized accounting firm or valuation firm reasonably acceptable to the Administrative Agent.

“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof as set forth on Schedule 1.01(a), (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities as set forth on Schedule 1.01(a), (c) in the case of any Portfolio Investment for which the related Portfolio Company is not a Domestic Person, any foreign broker-dealer of internationally recognized standing as set forth on Schedule 1.01(a) or any Affiliate thereof or (d) any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable discretion.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule 1.01(a) or any other pricing or quotation service approved by the Administrative Agent in its reasonable discretion.

“Asset Coverage Ratio” means, on a consolidated basis for Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder). For clarity, the calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive order issued by the Securities and Exchange Commission under Section 6(c) of the Investment

Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Obligor’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by the Borrower and promptly transferred to a Financing Subsidiary pursuant to the terms of Sections 6.03(f) and (g) hereof.

“Assigned Value” has the meaning assigned to such term in Section 5.12(b)(iii).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.06(e).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolver Termination Date and the date of termination of the Commitments.

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended from time to time.

“BDC Borrower” means the Borrower, once it has converted into a corporation and filed an election to be regulated as a “business development company” under the Investment Company Act.

“BDC Transition” means the conversion of the Borrower into a corporation and the filing by the Borrower of a Form N-54A electing the Borrower to be regulated as a “business development company” under the Investment Company Act.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, prior to the date of the BDC Transition, Credit Suisse Corporate Credit Solutions, LLC, a Delaware limited liability company, and immediately after giving effect to the BDC Transition, the BDC Borrower.

“Borrowing” means Loans made on the same date and that have the same Interest Period.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (i) (a) the aggregate Revolving Credit Exposures of all Lenders as of such date exceeds (b) the Borrowing Base as of such date or (ii) (a) the aggregate Value of all Eligible Portfolio Investments in the Borrowing Base less all outstanding amounts due and owing by the Borrower under this Agreement as of such date is less than (b) the Minimum Equity Amount.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit D hereto or such other form as is reasonably acceptable to the Administrative Agent.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which banks are not required or authorized to be closed in New York, New York or Chicago, Illinois and (b) if such day relates to a Borrowing which bears interest at LIBOR (plus the Applicable Margin), or to a notice by the Borrower with respect thereto, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, solely with respect to any change in GAAP after the Effective Date with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on Effective Date shall not be treated as a capital lease, and any lease that would be treated as a capital lease under GAAP as in effect on the Effective Date shall continue to be treated as a capital lease, hereunder and under the other Loan Documents, notwithstanding such change in GAAP after the Effective Date, and all determinations of Capital Lease Obligations shall be made consistently therewith (i.e., ignoring any such changes in GAAP after the Effective Date).

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a) Short-Term U.S. Government Securities;

(b) investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A 1 from S&P and at least P 1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof, Canada or any province thereof or the United Kingdom; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A 1 from S&P and at least P 1 from Moody’s; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; and

(e) investments in money market funds and mutual funds which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (d) above;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Cash Interest” means, with respect to any Portfolio Company for any period, the amount which, in conformity with GAAP (or if the Portfolio Company is not a Domestic Person, the generally accepted accounting standard applied by the financial accountability governing body in the jurisdiction in which the Portfolio Company is organized), would be set forth opposite the caption “interest expense” (exclusive of any interest paid-in-kind) or any like caption reflected on the most recent financial statements delivered by such Portfolio Company to an Obligor for such period.

“CCC Investment” means an Investment with an S&P rating of “CCC+” or lower, or a Moody’s default probability rating of “Caa1” or lower.

“CFC” means an entity that is a “controlled foreign corporation” of any Obligor within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition after the date hereof of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Investment Advisor or the Borrower; or (b) after the BDC Transition, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the requisite members of the board of directors of the Borrower nor (ii) appointed by a majority of the directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Effective Date, (b) any change in any law, rule or regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee On Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means Capital One, National Association, in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Quality Tests” means, as of any date of determination, calculated solely with respect to all Eligible Portfolio Investments included in the Borrowing Base as of the applicable date of measurement:

(a) the weighted average trailing twelve month EBITDA for all Portfolio Companies related to Eligible Portfolio Investments included in the Borrowing Base shall not be less than $15,000,000;

(b) the weighted average margin over interest rates that are based on Portfolio LIBOR (after giving effect to any Hedging Agreement) for all Eligible Portfolio Investments included in the Borrowing Base shall not be less than 4.50%; and

(c) the weighted average term to maturity of all Eligible Portfolio Investments included in the Borrowing Base (based on the fair market value of such Eligible Portfolio Investments to the extent included in the Borrowing Base) shall not exceed six (6) years.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.06(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.06(e).

“Conduit Financing Arrangement” has the meaning assigned to such term in Section 2.13(h).

“Consolidated Adjusted Interest Expense” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (x) cash interest paid in respect of the stated rate of interest (including any default rate of interest, if applicable) applicable to any Indebtedness for borrowed money plus (y) the net amount paid in cash (or minus the net amount received in cash) under Hedging Agreements permitted under Section 6.04 relating to interest during such period.

“Consolidated EBIT” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, income (including, for the avoidance of doubt, interest and fees generated by total return swap reference assets) after deduction of all expenses other than Taxes, Consolidated Interest Expense and non-cash employee stock options expense and excluding (a) net realized gains or losses (including, for the avoidance of doubt, in connection with the sale or repayment of total return swap reference assets), (b) net change in unrealized appreciation or depreciation, (c) gains on re-purchases of Indebtedness, (d) the amount of interest paid-in-kind to the Borrower or any of its Subsidiaries (“PIK”) to the extent such amount exceeds the sum of (i) PIK interest collected in cash (including any amortization payments on such applicable debt instrument up to the amount of PIK interest previously capitalized thereon) and (ii) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (d)(ii) shall not be less than zero, all as determined in accordance with GAAP, (e) other non-cash charges and gains to the extent included to calculate income and (f) non-recurring or unusual charges or losses.

“Consolidated Interest Coverage Ratio” means, at any time, the ratio of (i) Consolidated EBIT for the preceding twelve (12) month period, to (b) the aggregate Consolidated Adjusted Interest Expense for such period.

“Consolidated Interest Expense” means, with respect to a Person and for any period, the sum of (x) the total consolidated interest expense in respect of Indebtedness for borrowed money (including capitalized interest expense and interest expense attributable to Capital Lease Obligations) of such Person and in any event shall include all interest expense with respect to any Indebtedness for borrowed money in respect of which such Person is wholly or partially liable plus the net amount payable (or minus the net amount receivable) under Hedging Agreements permitted under Section 6.04 relating to interest during such period (whether or not actually paid or received during such period).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided, however, “Control” shall not include “negative” control or “blocking” rights whereby action cannot be taken without the vote or consent of any Person.

“Control Account” has the meaning assigned to such term in Section 5.08(c)(ii).

“Covenant-Lite Loan” means a Bank Loan that does not require the borrower thereunder to comply with any financial covenants (e.g., senior debt to EBITDA ratio, a total debt to EBITDA ratio, an interest coverage ratio, or a fixed charge coverage ratio), regardless of whether compliance with one or more incurrence covenants is otherwise required).

“Covered Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Custodian” means State Street Bank, N.A., or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Obligors holding Portfolio Investments, on behalf of the Obligors and, pursuant to the Custodian Agreement, the Collateral Agent. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Account” means an account subject to a Custodian Agreement.

“Custodian Agreement” means a control agreement entered into by and among an Obligor, the Collateral Agent and a Custodian, in form and substance reasonably acceptable to the Collateral Agent.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has, as reasonably determined by the Administrative Agent, (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) other than via an Undisclosed Administration, either (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it (unless in the case of any Lender referred to in this clause (e) the Borrower and the Administrative Agent shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof, or solely as a result of an Undisclosed Administration, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“DIP Loan” means any Bank Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any currency other than Dollars, the amount of Dollars that would be required to purchase such amount of such currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent (or other foreign currency broker reasonably acceptable to the Administrative Agent) offers to sell such currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Person” means any Portfolio Company that is organized under the laws of the United States, any state, territory or commonwealth thereof or the District of Columbia.

“EBITDA” means either (a) with respect to any Investment, the meaning of “EBITDA” or comparable definition set forth in the underlying instruments for such Investment or (b) with respect to any Eligible Portfolio Investment with respect to which the underlying instruments for such Eligible Portfolio Investment do not include a definition of “EBITDA” or comparable definition, the consolidated net income of the applicable Person (excluding extraordinary gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” in the relevant agreement relating to the applicable Eligible Portfolio Investment)) for the relevant period plus the following to the extent deducted in calculating such consolidated net income: (i) consolidated interest charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable for such period and (iii) depreciation and amortization expense for such period.

“Effective Date” means October 31, 2014.

“Eligible Liens” means, any right of offset, banker’s lien, security interest or other like rights against the Portfolio Investments held by the Custodian pursuant to or in connection with its rights and obligations relating to the Custodian Account; provided that such rights are subordinated, pursuant to the terms of the Custodian Agreement, to the first priority perfected security interest in the Collateral created in favor of the Collateral Agent, except to the extent expressly provided therein.

“Eligible Portfolio Investment” means any Portfolio Investment held by an Obligor (and solely for purposes of determining the Borrowing Base, Cash and Cash Equivalents held by any Obligor) that, in each case, meets all of the criteria set forth on Schedule 1.01(d) hereto; provided, that (i) no Portfolio Investment shall be included in the Borrowing Base unless it meets the Inclusion Criteria and (ii) no Portfolio Investment, Cash or Cash Equivalent shall constitute an Eligible Portfolio Investment or be included in the Borrowing Base if the Collateral Agent does not at all times maintain a first priority, perfected Lien (subject to no other Liens other than Eligible Liens) on such Portfolio Investment, Cash or Cash Equivalent or if such Portfolio Investment, Cash or Cash Equivalent has not been or does not at all times continue to be Delivered (as defined in the Guarantee and Security Agreement). Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Financing Subsidiary, or held by any Financing Subsidiary, or which secure obligations of any Financing Subsidiary, shall not be treated as Eligible Portfolio Investments until distributed, sold or otherwise transferred to the Borrower free and clear of all Liens (other than Permitted Liens). Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provide that, for purposes of this Agreement, all determinations of whether an Investment is to be included as an Eligible Portfolio Investment shall be determined on a settlement-date basis (meaning that any Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled, and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled); provided that no such Investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standards set forth in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation (as referred to and defined in ERISA and any successor entity performing similar functions) or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (g) the occurrence of any nonexempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which would result in liability to any Lender; (h) the failure to make any required contribution to a Multiemployer Plan or failure to make by its due date any required contribution to any Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability on the Borrower or any of its Subsidiaries to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan (as defined in Part I of Subtitle E of Title IV of ERISA) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, as defined in Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent, that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.13(a), (c) Taxes attributable to a Lender’s failure to comply with Section 2.13(e) or (f), and (d) any Taxes imposed under FATCA.

“External Quoted Value” has the meaning set forth in Section 5.12(b)(ii).

“External Non-Quoted Value” has the meaning set forth in Section 5.12(b)(ii).

“Facility Amount” means the aggregate amount of all Commitments.

“FATCA” means sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter among the Obligors and the Lenders, dated as of the Effective Date.

“Financial Officer” means the chief executive officer, president, co-president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Subsidiary” means (a) any Structured Subsidiary or (b) any SBIC Subsidiary.

“First Lien Bank Loan” means a Bank Loan (i) that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets (subject to Permitted Prior Working Capital Liens with respect to accounts receivable, inventory, current assets (determined in accordance with GAAP) and the proceeds thereof) of the respective borrower and guarantors obligated in respect thereof, (ii) which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings (and by its terms cannot become subordinated in right of payment to any obligation of the related Portfolio Company in connection with any such proceeding, or subject to payment blockage or standstill provisions), (iii) for which the Investment Advisor or the Borrower determines in good faith that the value of the collateral (including the “enterprise value” of the obligors underlying such Bank Loan) securing the Bank Loan on or about the time of origination equals or exceeds the outstanding principal balance of the Bank Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral and (iv) if any collateral for such Bank Loan is subject to a Permitted Prior Working Capital Lien, then (w) such Permitted Prior Working Capital Lien is not secured by any assets other than accounts receivable, inventory and current assets (determined in accordance with GAAP) and the proceeds thereof, (x) the Senior Leverage Ratio of the related Portfolio Company is not greater than 4.00 to 1.00, (y) if an event of default occurs with respect to such Permitted Prior Working Capital Lien, the Borrower has the right to purchase (subject to customary exceptions) the related working capital loan at par plus all accrued interest, costs, expenses, premiums and fees and other amounts owed under the related loan documents plus providing cash collateral and other customary amounts pursuant to customary intercreditor agreements and (z) the maximum principal amount of such working capital loan is not greater than 25% of the sum of (1) the maximum aggregate principal amount of such Bank Loan and (2) the maximum aggregate principal amount of such working capital loan; provided, however, that, (A) the Administrative Agent, in its sole discretion, may agree to treat a Bank Loan as a First Lien Bank Loan despite the failure of such Bank Loan to meet the criteria in clause (iii) above and (B) in the case of accounts receivable, inventory and current assets (determined in accordance with GAAP) and the proceeds thereof, such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien. For the avoidance of doubt, in no event shall a First Lien Bank Loan include a Last Out Loan.

“First Taxable Year” has the meaning assigned to such term in Section 3.20.

“Fixed Charges” means, for any Portfolio Company, either (a) the meaning of “Fixed Charges” or comparable definition set forth in the underlying instruments for the related Portfolio Investment or (b) in the case of any Portfolio Investment with respect to which the related underlying instruments do not include a definition of “Fixed Charges” or comparable definition, the sum, for such Portfolio Company and its subsidiaries that are obligors thereunder (determined on a consolidated basis without duplication in accordance with GAAP, or if such Portfolio Company is not a Domestic Person, the generally accepted accounting standard applied by the financial accountability governing body in the jurisdiction in which such Portfolio Company is organized), of the following, for the applicable testing period: (i) all regularly scheduled payments or prepayments of principal of Indebtedness for borrowed money plus (ii) Cash Interest plus (iii) capital expenditures paid in cash (other than cash expenditures made with externally generated funds) plus (iv) income taxes paid by such Portfolio Company.

“Foreign Lender” means any Lender or any other recipient of payments hereunder from the Borrower that, in each case, is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof) or (c) any estate or trust that is subject to U.S. federal income taxation regardless of the source of its income.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means the Guarantee, Pledge and Security Agreement, dated as of the Effective Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Collateral Agent, as the same shall be amended, restated, modified and supplemented from time to time.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, credit protection agreement, credit default swap or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Agreement Obligations” has the meaning specified in the Guarantee and Security Agreement as in effect on the Effective Date.

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as “Immaterial Subsidiaries” by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria at all times: (a) such Subsidiaries and their Subsidiaries do not hold any Eligible Portfolio Investments; (b) the aggregate assets of all such Subsidiaries and their Subsidiaries (on a consolidated basis) do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries; and (c) the aggregate revenues of all such Subsidiaries and their Subsidiaries (on a consolidated basis) for the most recent period of four consecutive fiscal quarters of such Subsidiaries and their Subsidiaries for which financial statements required to be delivered pursuant to Section 5.01 do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries on a pro forma basis for such period; provided, further that if the aggregate assets or revenues of all Subsidiaries designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated) shall as at any such time exceed the limits set forth in clauses (a), (b) and (c) above, then all such Subsidiaries shall be deemed not to be Immaterial Subsidiaries unless and until the Borrower shall redesignate one or more as not Immaterial Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the aggregate assets and revenues of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits.

“Inclusion Criteria” means, with respect to any Eligible Portfolio Investment, that:

(i) The Borrower acquired such Eligible Portfolio Investment for a purchase price no less than 90% of the aggregate principal balance of such Portfolio Investment;

(ii) The related Portfolio Company’s total interest coverage ratio (as calculated by the Borrower or Investment Advisor and, if applicable, in a manner consistent with the applicable underlying loan documents) is not less than 1.5 to 1.0;

(iii) The related Portfolio Company’s Total Fixed Charge Coverage Ratio is not less than 1.1 to 1.0, and if such Portfolio Company’s trailing twelve month EBITDA is less than $15,000,000, its Total Fixed Charge Coverage Ratio is not less than 1.5 to 1.0;

(iv) The related Portfolio Company’s trailing twelve month EBITDA is not less than $5,000,000;

(v) If the related Portfolio Company’s trailing twelve month EBITDA is less than $15,000,000, then such Portfolio Company’s Senior Leverage Ratio is not more than 3.50 to 1.0 and its Total Leverage Ratio is not more than 4.5 to 1.0;

(vi)(a) If such Eligible Portfolio Investment bears interest based off of Portfolio LIBOR, such Eligible Portfolio Investment mandates the payment of interest based on Portfolio LIBOR at a rate not less than 4.0% over Portfolio LIBOR and (b) if such Eligible Portfolio Investment bears interest at a fixed rate, such Eligible Portfolio Investment mandates the payment of interest at a fixed rate no less than 6.00%;

(vii) Such Eligible Portfolio Investment is (a) rated Caa2 or better by Moody’s (or equivalent S&P rating), (b) is subject to the approval of the Administrative Agent prior to inclusion in the Borrowing Base or (c) is a Quoted Investment;

(viii) Such Eligible Portfolio Investment is not a Covenant-Lite Loan; and

(ix) The related Portfolio Company’s Senior Leverage Ratio is less than 5.0 to 1.0 and Total Leverage Ratio is less than 5.75 to 1.0;

provided that the Agent may approve an Investment that does not meet the Inclusion Criteria for inclusion in the Borrowing Base in its sole discretion (and, subject to such Investments remaining Eligible Portfolio Investments and the occurrence of a Value Adjustment Event, once approved for inclusion in the Borrowing Base, Eligible Portfolio Investments shall remain in the Borrowing Base unless sold or repaid).

“Increasing Lender” has the meaning assigned to such term in Section 2.06(e).

“Indebtedness” of any Person means, without duplication, (a) (i) all principal obligations of such Person for borrowed money or (ii) with respect to deposits, loans or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of an Obligor (other than deposits received in connection with a Portfolio Investment in the ordinary course of the Obligor’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all principal obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all non-contingent obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than 90 days after the date on which such trade account payable was due), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances or, for purposes of Sections 3.15, 6.01 and 6.04 only, Hedging Agreements and (j) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) uncalled capital or other commitments of an Obligor in Joint Venture Investments, as well as any letter or agreement requiring any Obligor to provide capital to a Joint Venture Investment or a lender to a Joint Venture Investment.

“Industry Classification Group” means any of the industry group classification groups that are currently in effect by Moody’s or may be subsequently established by Moody’s and provided by the Borrower to the Lenders.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Interest Payment Date” means the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, with respect to such portion of any Borrowing that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Internal Value” has the meaning set forth in Section 5.12(b)(ii).

“Investment” means any investment permitted to be acquired, made, entered into or held by the Borrower or its Subsidiaries pursuant to Section 6.04.

“Investment Advisor” means (a) Credit Suisse Asset Management, LLC, a Delaware limited liability company, or (b) any replacement investment advisor so long as the appointment of such replacement investment advisor would not result in an Event of Default as described in clause (n) of Article VII.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” means the investment objectives, policies, restrictions and limitations set forth in the Borrower’s Prospectus, dated September 26, 2014, under the headings “Portfolio Composition”, “Investment Selection”, “Investment Process Overview” and “Structure of Investments”.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Investment” means, with respect to any Person, any Investment by such Person in a joint venture or other investment vehicle in the form of a capital investment, loan or other commitment in or to such joint venture or other investment vehicle pursuant to which such Person may be required to provide contributions, investments, or financing to such joint venture or other investment vehicle and which Investment the Borrower has designated as a “Joint Venture Investment”.

“Key Persons” means Jens Ernberg and Thomas Hall.

“Largest Industry Classification Group” means, as of any date of determination, the single Industry Classification Group to which a greater portion of the Borrowing Base has been assigned pursuant to Section 5.12(a) than any other single Industry Classification Group.

“Last Out Loan” shall mean, with respect to any Bank Loan that is a term loan structured in a first out tranche and a last out tranche, the portion of such Bank Loan that is the last out tranche; provided that:

(a) such last out tranche is entitled (along with the first out tranche) to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which lien (subject to certain customary exceptions for ordinary course liens that are substantially similar to the types of liens specified in the definition of “Permitted Liens”) has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings;

(b) the ratio of (x) the amount of the last out tranche to (y) EBITDA of the related Portfolio Company does not at any time exceed 4.00 to 1.00;

(c) such last out tranche, whether directly or indirectly through the benefit of an “agreement among lenders” (i) gives the holders of such last out tranche full enforcement rights during the existence of an event of default (subject to customary exceptions, including standstill periods and if the holders of the first out tranche have previously exercised enforcement rights), (ii) shall have the same maturity date as the first out tranche, (iii) is entitled to the same representations, covenants and events of default as the holders of the first out tranche (subject to customary exceptions), (iv) prior to an event of default under the underlying credit documentation, the holders of the last out tranche are entitled to receive payments in cash of interest and principal (whether as a result of a mandatory or voluntary prepayment) before the maturity date, (v) after an event of default under the underlying credit documentation, the holders of such last out tranche have the ability to vote on or control enforcement actions (unless subject to customary exceptions approved by Administrative Agent), (vi) during any bankruptcy of the related borrower, the holders of such last out tranche have the ability to vote on the plan of reorganization and (vi) the Borrower is the administrative agent or arranger agent or acts in a similar capacity for or under such “agreement among lenders”; and

(d) for which the Investment Advisor or the Borrower determined in good faith, on or about the time of origination, that the value of the collateral (including the “enterprise value” of the related obligors) securing such Bank Loan equals or exceeds the outstanding principal balance of such Bank Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Lenders” means the Persons listed on Schedule 1.01(b) as having Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR” means, for any Interest Period, the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making such rates available) per annum for deposits in Dollars for a period equal to the Interest Period appearing on the display designated as Reuters Screen LIBOR01 Page (or such other page on that service or such other service designated by the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (or the successor thereto if the Intercontinental Exchange Benchmark Administration Ltd. is no longer making such rates available) for the display of such Association’s Interest Settlement Rates for deposits in Dollars) as of 11:00 a.m., London time on the day that is two Business Days prior to the first day of the Interest Period (or if such Reuters Screen LIBOR01 Page is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time); provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR for purposes of this definition shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) business days preceding the first day of such Interest Period by leading banks in the London interbank market as of 11:00 a.m. for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Loan.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien” and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Fee Letter, any promissory notes delivered pursuant to Section 2.07(e) and the Security Documents and any deposit account control agreement relating to a Control Account.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries (other than the Financing Subsidiaries), taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or the ability of the Obligors to perform their respective obligations thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $5,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $5,000,000.

“Material Modification” means any amendment or waiver of, or modification or supplement to, an underlying instrument governing an Investment executed or effected on or after the date such Investment is acquired by the Borrower that:

(a) reduces the cash spread or coupon payable by the related Portfolio Company by more than 1.00% (excluding, for the avoidance of doubt, any amendment, waiver, modification or supplement to any provision that impacts the spread or coupon payable pursuant to an interest rate grid as long as such amendment, waiver, modification or supplement is not to the spread or coupon set forth in such interest rate grid);

(b) contractually or structurally subordinates such Investment by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Portfolio Company or the granting of Liens (other than, in each case, in connection with permitted dispositions and permitted liens) on any of the collateral securing such Investment;

(c) reduces or forgives any or all of the principal amount due under such Investment (for the avoidance of doubt, other than by repayment thereof by the related Portfolio Company thereon);

(d) waives one or more interest payments by more than three (3) Business Days or permits any interest due in Cash to be deferred or capitalized and added to the principal amount of such Investment;

(e) modifies the amortization schedule for such Investment such that the scheduled principal amortization is deferred to a later period (excluding any amendment or modification relating to the application of voluntary or mandatory prepayments);

(f) delays or extends the stated maturity date for such Investment by more than six (6) months;

(g) substitutes, alters or releases all or substantially all of the collateral securing such Investment (excluding any such releases associated with a disposition of such collateral and the related Portfolio Company is required to use all of the net cash proceeds that it receives in connection with such disposition to prepay its debt, including debt owing to the Borrower or to purchase other assets that become collateral for such Investment) or releases any material guarantor of the related Investment from its obligations (excluding any such releases associated with a disposition of such guarantor or co-obligor and the related Portfolio Company is required to use all of the net cash proceeds that it receives in connection with such disposition to prepay its debt, including debt owing to the Borrower); or

(h) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Leverage Ratio,” “Total Leverage Ratio” or “Cash Interest Coverage Ratio” or any respective comparable definitions in the underlying instruments for such Investment or (ii) any term or provision of such underlying instruments referenced in or utilized in the calculation of the “Senior Leverage Ratio,” “Total Leverage Ratio” or “Cash Interest Coverage Ratio” or any respective comparable definitions for such Investment, in each case in a manner that, in the commercially reasonable discretion of the Borrower or Investment Advisor, is materially adverse to the Administrative Agent and the Lenders.

“Maturity Date” means the date that is the two (2) year anniversary of the Revolver Termination Date.

“Minimum Equity Amount” means the aggregate Value of the five (5) largest Eligible Portfolio Investments financed under this Agreement and included in the Borrowing Base.

“Monthly Date” means the 15th day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing November 15th, 2014.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Return of Capital” means an amount equal to (a) any Cash amount (and Cash proceeds of any non-Cash amount) received by any Obligor at any time in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), plus (b) without duplication of amounts received under clause (a), any Cash proceeds (including Cash proceeds of any non-Cash consideration) received by any Obligor at any time from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such Cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, plus (c) any cash amount (and Cash proceeds of any non-Cash amount) received by any Obligor at any time in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the Portfolio Company of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment (other than, in the case of a Portfolio Investment that is capital stock, any distribution on account of actual taxes paid or reasonably estimated to be payable), or (z) pursuant to the recapitalization or reclassification of the capital of the Portfolio Company of such Portfolio Investment or pursuant to the reorganization of such Portfolio Company plus (d) any similar return of capital received by any Obligor in Cash (and Cash proceeds of any non-Cash amount)

in respect of any Portfolio Investment, minus (e) the sum of (A) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such Cash receipts, including reasonable legal fees and expenses and (B) all taxes paid or reasonably estimated to be payable as a result of the receipt of any such Cash amounts or proceeds (after taking into account any available tax credits or deductions).

“Net Worth” means, at any date, the aggregate amount of Stockholders’ Equity (or equivalent ownership interest therein) in the Borrower and each other Obligor at such date, determined on a consolidated basis, without duplication, in accordance with GAAP.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Quoted Investments” means any Eligible Portfolio Investment that is not a Quoted Investment.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“OFAC” has the meaning assigned to such term in Section 3.17.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary intangible, recording, filing or similar Taxes that arise from any payment made under or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b) of the Agreement).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Patriot Act” means USA Patriot Act Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the first anniversary of the later of the Maturity Date (as in effect from time to time) and the Termination Date.

“Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business that are overdue for a period of more than 90 days and which are not being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Investment Policies (and otherwise permitted under this Agreement), provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities, (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (k) of Article VII, (d) Indebtedness incurred in the ordinary course of business to finance equipment and fixtures; provided that such Indebtedness does not exceed $2,000,000 in the aggregate at any time outstanding; and (e) other Indebtedness not to exceed $1,000,000 in the aggregate.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges (i) not yet due or (ii) that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral included in the Borrowing Base that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens of the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower and its Subsidiaries; (j) purchase money Liens on specific equipment and fixtures provided that (i) such Liens only attach to such equipment and fixtures, and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof; (k) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business; (l) Eligible Liens and (m) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); provided that such Liens described in this clause (m) shall not apply to any Collateral.

“Permitted Policy Amendment” is an amendment, modification, termination or restatement of the Investment Policies, that is either (a) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (b) required by applicable law or Governmental Authority, or (c) could not reasonably be expected to have a material adverse effect on the Lenders.

“Permitted Prior Working Capital Lien” means, with respect to a Portfolio Company that is a borrower under a Bank Loan, a first priority perfected security interest to secure a working capital facility for such Portfolio Company in the accounts receivable, inventory and other current assets (determined in accordance with GAAP) (including the related proceeds thereof) of such Portfolio Company and any of its subsidiaries that are guarantors of such working capital facility.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on SBA’s then applicable form; provided that the recourse to the Obligors thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in clause (u) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Obligation” means an obligation that provides that any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the Portfolio Company may be, added to the principal balance of such obligation or otherwise deferred and accrued rather than being paid in cash; provided that any such obligation shall not constitute a PIK Obligation if it requires payment of interest in cash at a rate greater than or equal to 4.0% per annum in excess of Portfolio LIBOR (or the applicable index, if any).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” means Department of Labor regulation 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(b)(iii).

“Portfolio Company” means the issuer or obligor under any Portfolio Investment held by any Obligor.

“Portfolio Company Data” means historic and pro-forma quarterly financial information and market data associated with a Portfolio Company which has been delivered by such Portfolio Company to the Borrower (without independent substantive verification by the Borrower) (provided that such financial information shall be updated by the Borrower within 30 days of receipt by the Borrower of such financial information from such Portfolio Company), which may include pro-forma financial information in connection with, among other things, (a) an Investment that was originated by the Borrower within the preceding twelve month period, (b) a Portfolio Company that has, within the preceding twelve month period, been the acquirer of substantially all of the business assets or stock of another Person, (c) a Portfolio Company that has, within the preceding twelve month period, been the target of an acquisition of substantially all of its business assets or stock, and/or (d) a Portfolio Company that does not have an entire fiscal year under its current capital structure.

“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio.

“Portfolio LIBOR” means, with respect to any Portfolio Investment, the rate of interest identified and defined as “LIBOR” as determined in the definitive loan documents governing such Portfolio Investment; provided, that if no such rate shall exist with respect to such Portfolio Investment, then Portfolio LIBOR shall mean with respect to such Portfolio Investment, LIBOR for deposits in Dollars for a period of three (3) months.

“Prohibited Assignees and Participants Side Letter” means that certain Side Letter, dated as of the date hereof, between the Borrower and the Administrative Agent (as amended, restated, modified or otherwise supplemented from time to time with the consent of the Administrative Agent). The Borrower and the Administrative Agent agree to promptly provide each Lender with (a) the Prohibited Assignees and Participants Side Letter then in effect upon the request of such Lender and (b) any amendments, modifications or other updates to the Prohibited Assignees and Participants Side Letter.

“Public Lenders” has the meaning assigned to such term in Section 9.13.

“Quoted Investments” means any Eligible Portfolio Investment for which market quotations from two (2) or more Approved Dealers or Approved Pricing Services are readily available on at least a weekly basis.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, subject to Section 2.15(b), the Administrative Agent and the Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided, that, (a) if there are only three (3) Lenders at such time, “Required Lenders” shall mean Lenders having Revolving Credit Exposures and unused Commitments representing more than two-thirds of the sum of the total Revolving Credit Exposures and unused Commitments at such time and (b) if there are only two (2) Lenders at such time, “Required Lenders” shall mean all Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower and its Affiliates); provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest or expenses, which may be payable in cash) shall be a Restricted Payment hereunder.

“Revolver Termination Date” means the date that is the three (3) year anniversary of the Effective Date, unless extended with the consent of each Lender in its sole and absolute discretion.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

“RIC Election” has the meaning assigned to such term in Section 3.20.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any Subsidiary of the Borrower (or such Subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, directly or indirectly, Subsidiary of an entity referred to in clause (x)(i) of this definition, and (y) designated by the Borrower (as provided below) as an SBIC Subsidiary, so long as:

(a) other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Sections 6.03(f) or (g) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof;

(b) other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c) neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d) such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.

Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Custodian Agreement, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Senior Leverage Ratio” means, with respect to any Investment for any applicable testing date, either (a) the meaning of “Senior Leverage Ratio” or comparable definition set forth in the underlying instruments for such Investment, or (b) in the case of any Investment with respect to which the related underlying instruments do not include a definition of “Senior Leverage Ratio” or comparable definition, the ratio of (i) the Indebtedness for borrowed money secured by liens senior to or pari passu with the Indebtedness for borrowed money evidenced by the underlying instruments for such Investment, minus the Unrestricted Cash of such Portfolio Company as of such date to (ii) EBITDA of such Portfolio Company with respect to the applicable period, as calculated by the Borrower or the Investment Advisor in good faith.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three (3) months of the applicable date of determination.

“Solvent” means, with respect to any Obligor, that as of the date of determination, both (a) (i) the sum of such Obligor’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in any projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the Effective Date, and (iii) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Obligor is “solvent” within the meaning given to such term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse).

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of stockholders’ equity for the Borrower and its Subsidiaries at such date.

“Structured Subsidiaries” means a direct or indirect Subsidiary of the Borrower which is formed in connection with third-party financings and which engages in no material activities other than in connection with the direct or indirect purchase and financing of assets from the Obligors or any other Person, and which is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor, (ii) is recourse to or obligates any Obligor in any way or (iii) subjects any property of any Obligor (other than property that has been contributed or sold or otherwise transferred to such Subsidiary in accordance with the terms Sections 6.03(f) or (g)), directly or indirectly, contingently or otherwise, to the satisfaction thereof, in each case, other than pursuant to Standard Securitization Undertakings or any customary Guarantees in respect of Standard Securitization Undertakings;

(b) no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing loan assets; and

(c) no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions. Each Subsidiary of a Structured Subsidiary shall be deemed to be a Structured Subsidiary and shall comply with the foregoing requirements of this definition.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any (x) Joint Venture Investment) or (y) Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is or is required to be a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that, subject to Section 5.08(a), no CFC, Financing Subsidiary or Transparent Subsidiary shall be required to be a Subsidiary Guarantor as long as it remains a CFC, Financing Subsidiary, or Transparent Subsidiary, as applicable, each as defined and described herein.

“Syndicate Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Article IX, including through the Platform.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which the Commitments have expired or been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder by the Borrower or any other Obligor shall have been paid in full (excluding, for the avoidance of doubt, any amount in connection with any contingent, unasserted obligations).

“Tier 1 Investments” means Eligible Portfolio Investments consisting of any First Lien Bank Loan with (i) if rated, a rating of at least “B3” by Moody’s (or S&P equivalent), (ii) a Senior Leverage Ratio for the related Portfolio Company that is less than 3.50 to 1.00, (iii) a Total Leverage Ratio that is less than 4.50 to 1.00 and (iv) the related Portfolio Company’s trailing twelve month EBITDA is no less than $10,000,000.

“Tier 2 Investments” means Eligible Portfolio Investments consisting of (i) any First Lien Bank Loan which does not qualify as a Tier 1 Investment; provided that if such First Lien Bank Loan is rated, then it shall have a rating of at least “Caa1” by Moody’s (or S&P equivalent) and (ii) any DIP Loan.

“Tier 3 Investments” means Eligible Portfolio Investments consisting of (i) any Last Out Loan and (ii) any Portfolio Investment that is a First Lien Bank Loan subject to a Permitted Prior Working Capital Lien and the amount of the working capital loan secured by such Permitted Prior Working Capital Lien is greater than 25% of the sum of (1) the maximum aggregate principal amount of the related First Lien Bank Loan and (2) the maximum aggregate principal amount of such working capital loan.

“Tier 4 Investments” means Eligible Portfolio Investments consisting of any Second Lien Loans.

“Total Fixed Charge Coverage Ratio” means, with respect to a Portfolio Company, at any time, the ratio of (i) the sum of (x) such Portfolio Company’s EBITDA and (y) its Fixed Charges (other than taxes) divided by (ii) the sum of (x) the Portfolio Company’s Fixed Charges (other than taxes) plus (b) its interest expenses.

“Total Obligor Leverage Ratio” means, with respect to the Obligor, at any time, the ratio of (i) the Indebtedness for borrowed money of the Obligor as of the date of determination, to (ii) the Net Worth as of the date of determination.

“Total Leverage Ratio” means, with respect to any Investment for any applicable testing date, either (a) the meaning of “Total Leverage Ratio” or comparable definition set forth in the underlying instruments for such Portfolio Investment, or (b) in the case of any Portfolio Investment with respect to which the related underlying instruments do not include a definition of “Total Leverage Ratio” or comparable definition, the ratio of all Indebtedness for borrowed money of such Portfolio Company with respect to such Investment, minus the Unrestricted Cash of such Portfolio Company as of such date to (ii) EBITDA of such Portfolio Company for the trailing twelve (12) months ended on such date, as calculated by the Borrower or the Investment Advisor in good faith.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Transparent Subsidiary” means an entity directly or indirectly owned by an Obligor that has no material assets other than Equity Interests (held directly or indirectly through other Transparent Subsidiaries) in one or more CFCs.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” means the United States of America.

“Unrestricted Cash” for any Portfolio Company, the meaning of “Unrestricted Cash” or any comparable definition in the underlying instruments for the applicable Portfolio Investment, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such instruments, all of such Portfolio Company’s cash that is available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than liens permitted under or granted in accordance with such instruments).

“Unsecured Longer-Term Indebtedness” means Indebtedness of any Obligor (which may be Guaranteed by any other Obligor) that (a) has no scheduled amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date (it being understood that (A) none of: (w) the conversion features under convertible notes; (x) the triggering and/or settlement thereof; and (y) any cash payment made in respect thereof shall constitute “amortization” for the purposes of this definition); and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a), (b) is incurred pursuant to terms that are substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries, while any Loans or the Commitments are outstanding, than those set forth in the Loan Documents; provided that, upon the Borrower’s written request in connection with the incurrence of any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), this Agreement will be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to the extent necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in the Unsecured Longer-Term

Indebtedness) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition) and (c) is not secured by any assets of any Obligor. For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.

“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any of its Subsidiaries for borrowed money that is not secured by any assets of any Person and that does not constitute Unsecured Longer-Term Indebtedness and (b) any Indebtedness of the Borrower or any of its Subsidiaries that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11(a). For the avoidance of doubt, Unsecured Shorter-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Shorter-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of clause (a).

“Unused Line Fee” means a fee equal to (1)(a) the Facility Amount, minus (b) the average aggregate outstanding principal balance of the Loans during the related calendar month, multiplied by (2)(a) with respect to any day during the period commencing on the Effective Date and ending on (but excluding) the date that is six months after the Effective Date, a rate per annum equal to 0.375% and (b) with respect to any day during the period thereafter and ending on the earlier of the date the Commitments are terminated and the Revolving Termination Date, a rate per annum equal to (x) if the used portion of the aggregate Commitments as of the close of business on such day (after giving effect to Borrowings, prepayments and Commitment reductions on such day) is less than or equal to an amount equal to seventy-five percent (75%) of such aggregate Commitments, 0.50% and (y) if the used portion of the aggregate Commitments as of the close of business on such day (after giving effect to Borrowings, prepayments and Commitment reductions on such day) is greater than an amount equal to seventy-five percent (75%) of such aggregate Commitments, 0.375%.

“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 5.12(b)(ii).

“Value Adjustment Event” means, with respect to any Non-Quoted Investment, the occurrence of any of the following:

(i) A default in the payment of principal or interest with respect to such Investment (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) business days);

(ii) A default in the payment of principal or interest under any other pari passu obligation for borrowed money of the related Portfolio Company (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) business days);

(iii) An Insolvency Event with respect to the related Portfolio Company;

(iv) The related Portfolio Company’s total interest coverage ratio (if any) is (A) less than 85% of the total interest coverage ratio with respect to such Investment as of the date the Investment was first included in the Borrowing Base and (B) less than 1.5 to 1.0;

(v) The related Portfolio Company’s Senior Leverage Ratio is (A) more than 50% greater than such Senior Leverage Ratio as of the date the loan was first included in the Borrowing Base and (B) greater than 4.0 to 1.0; or

(vi) The occurrence of a Material Modification set forth in clauses (b), (c), (d), (f) or (g) of the definition thereof with respect to such Investment.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein), (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then Borrower, Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of the Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the

Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by Borrower, Administrative Agent and the Required Lenders, the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective. Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Accounting Standard Codification 825, all determinations relating to fair value accounting for liabilities or compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standard Codification 825.

SECTION 1.04. Currencies. For purposes of determining compliance with any basket in this Agreement, in no event shall the Borrower or any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.

SECTION 1.05. Ratings. All references to “ratings” relating to Investments shall mean “facility rating” provided by Moody’s (or S&P equivalent rating). To the extent a facility rating is not available, the “facility rating” may be assigned through a private credit estimate/rating from Moody’s or S&P. Such private credit estimates shall be updated no less frequently than annually. If the Investment Advisor or the Borrower applies for a private credit estimate for any asset, pending the receipt of such rating estimate, the Investments shall be deemed rated B-/B3 if the Investment Advisor or the Borrower believes (in its judgment) that such assessment will be at least B-/B3. If such rating estimate is not received within 60 days, the rating shall no longer be recognized purposes of the Borrowing Base calculations.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate Revolving Credit Exposure of all of the Lenders exceeding the aggregate Commitments, or (c) a Borrowing Base Deficiency. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Loans. Each Loan shall be denominated in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.11 shall apply). No more than eight (8) Interest Periods with respect to the Loans may be in effect as of any date of determination.

(c) Minimum Amounts. Each Borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery of a signed Borrowing Request or by telephone or e-mail (followed promptly by delivery of a signed Borrowing Request) not later than 3:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such request for a Borrowing shall be irrevocable.

(b) Content of Borrowing Requests. Each request for a Borrowing (whether a written Borrowing Request or an e-mail request) shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the Eligible Portfolio Investments (if any) to be financed on the date of such Borrowing;

(iv) the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d);

(v) the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect Interest Period. If no Interest Period is specified in a Borrowing Request, the requested Borrowing shall have an Interest Period of one month’s duration.

SECTION 2.04. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account(s) designated by the Borrower in the applicable Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and, in reliance upon such assumption, the Administrative Agent may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and (ii) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05. [Reserved].

SECTION 2.06. Termination, Reduction or Increase of the Commitments.

(a) Scheduled Termination. Unless previously terminated in accordance with the terms of this Agreement, on the Revolver Termination Date the Commitments shall automatically be reduced to an amount equal to the aggregate principal amount of the Loans of all Lenders outstanding on the Revolver Termination Date and thereafter to an amount equal to the aggregate principal amount of the Loans outstanding after giving effect to each payment of principal thereunder; provided that, for clarity, no Lender shall have any obligation to make new

Loans on or after the Revolver Termination Date, and any Loans outstanding on the Revolving Termination Date shall be due and payable on the Maturity Date in accordance with Section 2.07.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments pursuant to this Section 2.06(b) shall be in an amount that is $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Commitments. Together with any such reduction or termination pursuant to this Section 2.06(b) that occurs within the first twelve (12) months following the Effective Date, the Borrower shall pay a prepayment premium (the “Prepayment Premium”) equal to 1.0% of the principal amount of the Commitments to be prepaid; provided that no Prepayment Premium shall be due if the Administrative Agent has elected not to include in the Borrowing Base more than 30% (by aggregate Value) of the Portfolio Investments which satisfy the Inclusion Criteria (other than the criteria set forth in clause (vii) of the definition thereof) (as requested by Borrower) and that are otherwise Eligible Portfolio Investments for any three (3) month period that ends no more than 10 days prior to the date on which the Borrower provides notice of such applicable termination, reduction or prepayment.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) Increase of the Commitments.

(i) Requests for Increase by Borrower. The Borrower shall have the right, at any time prior to the Revolver Termination Date, to propose that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and thirty (30) days prior to the

Revolver Termination Date; provided that each Lender may determine in its sole discretion whether or not it chooses to participate in a Commitment Increase; provided, further that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in each case, in such other amounts as agreed by the Administrative Agent),

(B) immediately after giving effect to such Commitment Increase, the sum of the total Commitments of all of the Lenders hereunder shall not exceed $300,000,000;

(C) each Assuming Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(D) no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii) Effectiveness of Commitment Increase by Borrower. On the Commitment Increase Date for any Commitment Increase, each Assuming Lender part of such Commitment Increase, if any, shall become a Lender hereunder as of such Commitment Increase Date with Commitment in the amount set forth in the agreement referred to in Section 2.06(e)(ii)(y) and the Commitment of any Increasing Lender part of such Commitment Increase shall be increased as of such Commitment Increase Date to the amount set forth in the agreement referred to in Section 2.06(e)(ii)(y); provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrower and the

Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, as applicable, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Adjustments of Borrowings upon Effectiveness of Increase. On each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) in full, (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and Borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.12 as a result of any such prepayment. Notwithstanding the foregoing, unless otherwise consented in writing by the Borrower, no Commitment Increase Date shall occur on any day other than the last day of an Interest Period. Immediately prior to the effectiveness of the new Commitments on the Commitment Increase Date, the Administrative Agent shall amend Schedule 1.01(b) to reflect the aggregate amount of each Lender’s Commitments (including Increasing Lenders and Assuming Lenders). Each reference to Schedule 1.01(b) in this Agreement shall be to Schedule 1.01(b) as amended pursuant to this Section.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) Repayment. Subject to, and in accordance with, the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders (i) the principal and interest due on the Loans at the times and in the manner set forth in this Agreement and (ii) the entire aggregate outstanding principal balance of the Loans plus all accrued and unpaid fees, interest and other related expenses on the Maturity Date.

(b) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(d) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) and in a form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or fee (but subject to Section 2.12), subject to the requirements of this Section. Each prepayment in part under this Section 2.08(a) shall be in a minimum amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b) Mandatory Prepayments due to Borrowing Base Deficiency. In the event that the amount of total Revolving Credit Exposure exceeds the total Commitments, the Borrower shall prepay Loans in such amounts as shall be necessary so that the amount of total Revolving Credit Exposure does not exceed the total Commitments. In the event that at any time any Borrowing Base Deficiency shall exist, promptly (but in no event later than five (5) Business Days), the Borrower shall prepay the Loans so that the Borrowing Base Deficiency is cured; provided, that if within such five (5) Business Day period, the Borrower shall present to the Administrative Agent a reasonably feasible plan that is reasonably acceptable to the Administrative Agent that will enable any such Borrowing Base Deficiency to be cured within 30 Business Days of the occurrence of such Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall be effected in accordance with such plan. Notwithstanding the foregoing, the Borrower shall pay interest in accordance with Section 2.10(b) for so long as a Borrowing Base Deficiency exists during such 30 Business Day Period. For clarity, in the event that the Borrowing Base Deficiency is not cured prior to the end of such five (5) Business Day period (or, if applicable, such 30 Business Day period), it shall constitute an Event of Default under clause (a) of Article VII.

(c) Notices, Etc. The Borrower shall notify the Administrative Agent in writing or by telephone (followed promptly by written confirmation) of any prepayment hereunder not later than 3:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

SECTION 2.09. Fees.

(a) Unused Line Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender an Unused Line Fee during the period from and including the Effective Date to the earlier of the date the Commitments terminate and the Revolver Termination Date. Accrued Unused Line Fee shall be payable (w) to each Lender in accordance with such Lender’s Applicable Percentage, (x) on each Monthly Date and (y) on the earlier of the date the Commitments terminate and the Revolver Termination Date, commencing on the first such date to occur after the Effective Date. All Unused Line Fees shall be computed on an actual/360 basis (including the first day but excluding the last day).

(b) Commitment Fee. The Borrower agrees to pay to each Lender a commitment fee based on such Lender’s Commitment, in the amounts and at the times set forth in the Fee Letter.

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(d) Payment of Fees and Expenses. All fees payable hereunder and under the Fee Letter shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error. Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent requirements of invoice not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten Business Days of the date that the Borrower receives from the Administrative Agent a reasonably detailed invoice for such reimbursement obligations.

SECTION 2.10. Interest and Principal.

(a) Loans. The Loans shall bear interest at a rate per annum equal to LIBOR for the related Interest Period for such Borrowing plus the Applicable Margin.

(b) Default Interest. Notwithstanding the foregoing, on demand of the Administrative Agent or the Required Lenders if any Event of Default described in clause (a), (b), (d) (only with respect to Section 6.07), (e), (h), (i), (j) or (r) of Article VII has occurred and is continuing or if a Borrowing Base Deficiency exists during the 30 Business Day period referred to in Section 2.08(b), interest on the Loans (including interest on any fees or other amounts not paid when due by the Borrower hereunder applicable to the Loans) shall accrue, after as well as before judgment, commencing at the time such demand is made, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided above.

(c) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in Dollars and upon termination in full of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Payment of Principal. No principal on any Loan shall be due until the Revolver Termination Date (other than as set forth in Section 2.08(b)). In the event that the Borrower shall receive any Net Return of Capital at any time after the Revolver Termination Date, the Borrower shall, no later than the third (3rd) Business Day following receipt of such Net Return of Capital, repay the Loans in an amount equal to 90% of such Net Return of Capital (and the Commitments shall be permanently reduced by such amount); provided, that the Borrower may defer such repayment (and permanent Commitment reduction) until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to 90% of such Net Return of Capital, no later than the third (3rd) Business Day following the receipt of such Net Return of Capital, into a segregated collateral account in the name and under the dominion and control (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent pending application of such amount to the repayment of the Loans (and permanent reduction of the Commitments) on the last day of such Interest Period.

Notwithstanding the foregoing, Net Return of Capital required to be applied to repay the Loans pursuant to the previous sentence shall exclude the amounts estimated in good faith by the Borrower to be necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in clauses (i), (ii) and (iii) of Section 6.05(c) hereof, but only to the extent that the receipt of such Net Return of Capital results in an increase in the amounts required to be distributed by the Borrower to achieve such objectives. For the avoidance of doubt, principal on the Loan will also be payable pursuant to the provisions of Section 2.07(a).

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days.

SECTION 2.11. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (including any change by way of imposition or increase of reserve requirements); or

(ii) subject any Recipient to any Taxes (other than (x) Covered Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or other Recipient, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity position), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth in reasonable detail the basis for and calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Obligor shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower in writing of any such Change in Law giving rise to such increased costs or reductions.

SECTION 2.12. Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(c) and is revoked in accordance herewith), or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event (but excluding loss of anticipated profits). The loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan referred to in clauses (a), (b), or (c) of this Section 2.12 denominated in Dollars for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or continue the duration of the Interest Period that would have resulted from such borrowing or continuation) if the interest rate payable on such deposit were equal to LIBOR plus the Applicable Margin for Dollars for such Interest Period, over

(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the eurocurrency market at the commencement of such period.

Payments under this Section shall be made upon written request of a Lender delivered to the Borrower not later than 30 Business Days following a payment or failure to borrow, continue or prepay that gives rise to a claim under this Section, accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.13. Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Covered Taxes; provided that if the Borrower shall be required to deduct or withhold any Covered Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.13) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions or withholdings in respect of Covered Taxes been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c) Payment of Other Taxes by the Borrower. In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for and, within 10 Business Days after written demand therefor, pay the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding any Covered Taxes arising as a result of the gross negligence or willful misconduct of the Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Covered Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and each Lender for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or such Lender as a result of such failure.

(f) Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9;

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E

establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate signed under penalties of perjury, to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a certificate described in Section 2.13(f)(ii)(B)(3), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate described in Section 2.13(f)(ii)(B)(3) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or
1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit of any Covered Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by any Obligor with respect to the Covered Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any Lender is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Conduit Financing Arrangements. Each of the Administrative Agent and each Lender represents that as of the date hereof (or, in the case of an assignee pursuant to Section 9.04(b)(i), as of the date of assignment) it is not participating in a conduit financing arrangement as defined in Treasury Regulations Section 1.881-3 (regardless of whether such arrangement is pursuant to the use of an SPC as defined in Section 9.04(e)) in connection with its participation in any of the Loan Documents (a “Conduit Financing Arrangement”). Notwithstanding anything to the contrary in this Section 2.13, if the Internal Revenue Service determines that any SPC (as defined in Section 9.04(e)) is a conduit entity participating in a Conduit Financing Arrangement with respect to any Loan Document and the Borrower was not a participant to such arrangement (other than as a Borrower under this Agreement), then (i) the

Borrower shall have no obligation to pay additional amounts or indemnify the SPC for any Taxes with respect to any payments hereunder to the extent that the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such SPC shall indemnify the Borrowers in full for any and all taxes for which the Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that such Borrower (A) promptly forward to the indemnitor an official receipt of such documentation satisfactorily evidencing such payment, (B) contest such tax upon the reasonable request of the indemnitor and at such indemnitor’s cost, and (C) pay such indemnitor within thirty (30) days any refund of such taxes (including interest thereon).

(i) Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.14. Payments Generally; Pro Rata Treatment: Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.11 or 2.13, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the account designated by the Administrative Agent to the Borrower and the Lenders, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

All amounts owing under this Agreement (including fees, payments required under Sections 2.12 and 2.13 or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of a fee under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06, Section 2.08 or otherwise shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or (b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Unused Line Fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender to the extent and during the period such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Unused Line Fee that otherwise would have accrued and been required to have been paid to such Defaulting Lender to the extent and during the period such Lender is a Defaulting Lender);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, two-thirds of the Lenders or the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02, except for any amendment or waiver described in Section 9.02(b)(i), (ii) or (iii)); provided that any waiver, amendment or modification requiring the consent of all Lenders, two-thirds of the Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lender, as applicable, shall require the consent of such Defaulting Lender.

In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for the Lenders to hold the Loans in accordance with their Applicable Percentage.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation; Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Covered Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Covered Taxes or additional amounts to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.13, or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries, as applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material

Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where the failure to do so could reasonably be expected to result in a Material Adverse Effect. There is no existing default under any charter, by-laws or other organizational document of Borrower or its Subsidiaries or any event which, with the giving of notice or the passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action and the board of directors or managers (or equivalent governing body) of the Borrower has approved the transaction contemplated in this Agreement. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect.

(a) Financial Statements. The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 4.01(c) and 5.01 (a) and (b) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. Neither the Borrower nor any of its Subsidiaries have any material contingent liabilities, material liabilities for taxes, material unusual forward of material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above and required to be disclosed therein under GAAP.

(b) No Material Adverse Effect. Since December 31, 2013 there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

SECTION 3.06. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor its Subsidiaries is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Taxes. Each of the Borrower and its Subsidiaries has timely filed or has caused to be timely filed all material U.S. federal, state and local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and has paid all Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, other than any Taxes, fees or other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges are adequate. Neither the Borrower nor any of its Subsidiaries has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions, and no Tax lien (other than Permitted Liens) has been filed with respect to the Borrower or any of its Subsidiaries. To the best of Borrower’s knowledge, there is no proposed Tax assessment against the Borrower or any of its Subsidiaries, and there is no basis for such assessment.

SECTION 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of the assets of the Borrower or any Guarantor constitute “plan assets” within the meaning of the Plan Asset Regulation.

SECTION 3.09. Disclosure.

(a) The Borrower has disclosed to the Administrative Agent all agreements and instruments in effect as of the Effective Date to which it or any of its Subsidiaries is subject, that, if such agreement or instrument was breached or terminated (other than pursuant to its terms), such breach or termination, individually or in the aggregate with all other breaches of such agreements or instruments, would reasonably be expected to result in a Material Adverse Effect. All written reports, financial statements, certificates and other written information (other than projected financial information, other forward-looking information, information relating to third parties, and information of a general economic or general industry nature) which has been made available to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, taken as a whole, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein at the time made and taken as a whole (and after giving effect to all written updates provided by the Borrower to the Administrative Agent for delivery to the Lenders from time to time) not misleading in light of the circumstances under which such statements were made; and

(b) All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Administrative Agent or any Lender by or on behalf of Borrower in connection with the transactions contemplated by this Agreement or delivered under any Loan Document are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

SECTION 3.10. Material Agreements and Liens.

(a) Material Agreements. Schedule 3.10(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangements providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Effective Date, and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement, in each case on the Effective Date, is correctly described in Schedule 3.10(a).

(b) Liens. Schedule 3.10(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of the Borrower or any of its Subsidiaries, and the aggregate amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Schedule 3.10(b).

SECTION 3.11. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 3.11(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.11(a), as of the Effective Date, (x) the Borrower owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Schedule 3.11(a), and (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable.

(b) Investments. Set forth in Schedule 3.11(b) is a complete and correct list as of the Effective Date of all Investments (other than Investments of the types referred to in clauses (b), (c), (d), (e) and (g) of Section 6.04) held by the Borrower or any of its Subsidiaries in any Person on the Effective Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Schedule 3.11(b), as of the Effective Date each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02), all such Investments.

SECTION 3.12. Properties.

(a) Title Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13. Solvency. On the Effective Date, and upon the incurrence of any extension of credit hereunder, on any date on which this representation and warranty is made, (a) the Borrower will be Solvent on an unconsolidated basis, and (b) each Subsidiary Guarantor will be Solvent on a consolidated basis with the other Obligors.

SECTION 3.14. Affiliate Agreements. As of the Effective Date, the Borrower has heretofore delivered to each of the Lenders true and complete copies of each of the Affiliate Agreements as in effect on the Effective Date (including any schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the Effective Date, each of the Affiliate Agreements is in full force and effect.

SECTION 3.15. Structured Subsidiaries

(a) There are no agreements or other documents relating to any Structured Subsidiary binding upon the Borrower or any of its Subsidiaries (other than such Structured Subsidiary) other than as permitted under the definition thereof.

(b) The Borrower has not Guaranteed the Indebtedness or other obligations in respect of any credit facility relating to the Structured Subsidiaries, other than pursuant to Standard Securitization Undertakings.

SECTION 3.16. Security Documents. The Guarantee and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Guarantee and Security Agreement), legal, valid and enforceable first priority Liens (subject to Permitted Liens) on, and security interests in, the Collateral and, when (i) all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and all required fees have been paid and, as applicable, and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guarantee and Security Agreement), the Liens created by the Guarantee and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

SECTION 3.17. Compliance with Sanctions. Neither the Borrower nor any Affiliate of the Borrower and, to the Borrower’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Borrower, is subject to sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the European Union, Her Majesty’s Treasury, the United Nations Security Council, or any other relevant sanctions authority. Furthermore, no part of the proceeds of a loan will be used, directly or indirectly, by the Borrower or any Affiliate of the Borrower to finance or facilitate a transaction with a person subject to sanctions administered by OFAC, the European Union, Her Majesty’s Treasury, the United Nations Security Council, or any other relevant sanctions authority.

SECTION 3.18. Anti-Money Laundering Program. The Borrower has implemented an anti-money laundering program to the extent required by the Patriot Act and the rules and regulations thereunder.

SECTION 3.19. Foreign Corrupt Practices Act. Neither the Borrower nor any director or officer of the Borrower acting on behalf of the Borrower nor, to the Borrower’s knowledge, any other person acting on behalf of the Borrower has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); and the Borrower (and each of its

Subsidiaries) has conducted its business in compliance with the FCPA and has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith.

SECTION 3.20. Investment Company Act; Margin Regulations.

(a) On each date that the Borrower is required to make representations and warranties hereunder that occurs after the BDC Transition has been effected, the BDC Borrower represents and warrants to the Lenders that:

(i) The BDC Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and will qualify as a RIC (the “RIC Election”) for its first taxable year ending after the BDC Transition (the “First Taxable Year”) and for each of its taxable years thereafter.

(ii) The business and other activities of the BDC Borrower and its Subsidiaries have not resulted in a violation or breach of the provisions of the Investment Company Act applicable to the BDC Borrower and its Subsidiaries or any rules, regulations or orders issued by the SEC thereunder, except where such breaches or violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iii) The BDC Borrower is in compliance in all material respects with the Investment Policies.

(b) On each date the Borrower is required to make representations and warranties hereunder (without regard to the BDC Transition), the Borrower represents and warrants that neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock in violation of law, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of law. On the Effective Date, neither the Borrower nor any of its Subsidiaries owns any Margin Stock.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):

(a) Documents. Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:

(i) Executed Counterparts. From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission or a portable document format (.pdf) of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii) Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed and delivered by each of the parties to the Guarantee and Security Agreement.

(iii) Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dechert LLP, counsel for the Obligors, in form and substance reasonably acceptable to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(iv) Corporate Documents. (v) The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Obligor, dated as of the Effective Date, certifying that attached thereto are (i) true and complete copies of the organizational documents of each Obligor certified as of a recent date by the appropriate governmental official, (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (iii) true and complete resolutions of the board of directors or similar governing body of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Effective Date and, with respect to the Borrower, authorizing the borrowings hereunder, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment, (iv) a good standing certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective Date, and (v) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(v) Officer’s Certificate. A certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.01 and 4.02 (a), (b), (c) and (d) (if a funding will be completed on such date) and including support for calculations relating to the Collateral Quality Tests and the financial covenants of the Borrower (and each other Obligor).

(vi) Custodian Agreement. A duly executed and delivered Custodian Agreement among the Borrower, the Collateral Agent and the Custodian and all other control arrangements required at the time under this Agreement with respect to the Obligors’ other deposit accounts and securities accounts.

(b) Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Obligors, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no liens on any of the assets of the Borrower or its Subsidiaries except for Liens permitted under Section 6.02 or Liens to be discharged on or prior to the Effective Date pursuant to documentation satisfactory to the Administrative Agent. Subject to Section 5.08(c)(ii) and the other provisions herein, all UCC financing statements, control agreements, stock certificates and other documents or instruments required to be filed or executed and delivered in order to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a first priority perfected (subject to Eligible Liens) security interest in the Collateral (to the extent that such a security interest may be perfected by filing, possession or control under the Uniform Commercial Code and as required by Section 5.08(c) and the Guarantee and Security Agreement) shall have been properly filed or executed and delivered in each jurisdiction required.

(c) Financial Statements. The Administrative Agent and the Lenders shall have received prior to the execution of this Agreement such financial statements of the Borrower and its Subsidiaries as they shall reasonably request.

(d) Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings (other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder, including, without limitation, any filing required on Form 8-K) required to be made or obtained by the Borrower and all guarantors in connection with the Transactions and any other evidence reasonably requested by, and reasonably satisfactory to, the Administrative Agent as to compliance with all material legal and regulatory requirements applicable to the Obligors, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(e) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or threatened in any court or before any arbitrator or Governmental Authority that relates to the Transactions or that could have a Material Adverse Effect.

(f) Solvency Certificate. On the Effective Date, the Administrative Agent shall have received a solvency certificate of the chief financial officer of the Borrower dated as of the Effective Date and addressed to the Administrative Agent and the Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, (a) the Borrower will be Solvent on a unconsolidated basis, and (b) each Subsidiary Guarantor will be Solvent on a consolidated basis with the other Obligors.

(g) Investment Policies. The Administrative Agent shall have received the Investment Policies as in effect on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(h) Due Diligence. All customary confirmatory due diligence on the Borrower and its Subsidiaries shall have been completed by the Administrative Agent and the Lenders and the results of such due diligence shall be satisfactory to the Administrative Agent and the Lenders. No information shall have become available which the Administrative Agent believes has had, or could reasonably be expected to have, a Material Adverse Effect.

(i) Fees and Expenses. The Borrower shall have paid in full to the Administrative Agent and the Lenders all fees and expenses related to this Agreement and the Fee Letter owing on the Effective Date, including any up-front fee due to any Lender on the Effective Date.

(j) Default. No Default or Event of Default shall have occurred and be continuing under this Agreement, nor any default or event of default of any Material Indebtedness, immediately before and after giving effect to the Transactions, any incurrence of Indebtedness hereunder and the use of the proceeds hereof on a pro forma basis.

(k) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to the Loan Documents is in full force and effect.

(l) Minimum Net Worth. The Net Worth will be no less than 75% of Borrower’s initial capitalization on the Effective Date.

(m) Initial Capitalization. The Borrower shall own and hold Investments having a fair market value of at least $200,000,000.

(n) Key Persons. Each Key Person and John Popp is an employee of the Investment Advisor.

(o) Patriot Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Administrative Agent.

(p) Other Documents. The Administrative Agent shall have received such other documents, instruments, certificates, opinions and information as the Administrative Agent may reasonably request in form and substance satisfactory to the Administrative Agent.

The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto shall render this Agreement effective and any such exchange and release of such executed signature pages by all such persons shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan, including any such extension of credit on the Effective Date, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b) at the time of such Loan, no Default shall have occurred and be continuing or would result from such Loan after giving effect thereto;

(c) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that no Borrowing Base Deficiency will exist after giving effect to such extension of credit (taking into account any concurrent acquisitions of Portfolio Investments by the Borrower and payment of outstanding Loans);

(d) after giving effect to such extension of credit, the Borrower shall be in compliance (or pro forma compliance, as applicable) with each of the covenants set forth in Section 6.07 and the Collateral Quality Tests;

(e) the proposed date of such extension of credit shall take place during the Availability Period; and

(f) in the case of the first Borrowing, the Administrative Agent shall have received a Borrowing Base Certificate dated as of the date of the Borrowing Request, showing a calculation of the Borrowing Base as of the date thereof in form and substance reasonably satisfactory to the Administrative Agent.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that (and agrees that compliance with such covenants will be measured at the end of each calendar month, unless otherwise indicated):

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31st, 2014, the audited consolidated statement of assets and liabilities and the related consolidated statements of operations, changes in net assets and cash flows and related schedule of investments of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent full fiscal year information is available), all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which report shall be unqualified as to going concern and scope of audit and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern) provided that the requirements set forth in this clause (a) may be fulfilled if such financial statements are furnished by the Borrower in any annual report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year, and such report is provided to the Administrative Agent for distribution to each Lender;

(b) within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending March 31st, 2015, the consolidated statement of assets and liabilities and the related consolidated statements of operations, changes in net assets and cash flows and related schedule of investments of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled if such financial statements are furnished by the Borrower in any quarterly report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period, and such report is provided to the Administrative Agent for distribution to each Lender;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit E hereto (i) certifying as to whether the Borrower has knowledge that a Default has occurred during the most recent period covered by such financial statements (or has occurred and is continuing from a prior period) and, if a Default has occurred during such period (or has occurred and is continuing from a prior period), specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b) and (c), 6.03(h) and 6.05(c), (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect of such change on the financial statements accompanying such certificate and (iv) attaching a list of Subsidiaries as of the date of delivery of such certificate or a confirmation that there is no change in such information since the date of the last such list;

(d) as soon as available and in any event not later than 20 calendar days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, (i) a Borrowing Base Certificate as of the last day of such accounting period, and (ii) a report certified by a Financial Officer of the Borrower identifying the aggregate amount of net cash proceeds received by the Borrower from Equity Interests issued by the Borrower for such monthly accounting period;

(e) promptly but no later than three (3) Business Days after any Financial Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as of the date such Financial Officer has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as of the date such Financial Officer obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than three (3) Business Days prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f) promptly upon receipt thereof copies of all significant and non-routine written reports submitted to the management or board of directors of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the Borrower’s audit committee);

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to stockholders and filed by the Borrower or any of its Subsidiaries with the SEC or with any national securities exchange, as the case may be;

(h) promptly after the same become available, all final internal and external valuation reports relating to the Eligible Portfolio Investments received by the Borrower from each applicable Approved Appraisal Firm in connection with the quarterly appraisals of Non-Quoted Investments in accordance with Section 5.12(b)(ii)(B)) and the underwriting memoranda for all Eligible Portfolio Investments included in such valuation reports, and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any Lender; provided that the underwriting memoranda for a particular Eligible Portfolio Investment of an Obligor shall only be required to be delivered within 30 days of the initial closing of such Eligible Portfolio Investment and at no other time.

(i) to the extent not otherwise provided by the Custodian, (a) promptly upon the request of the Administrative Agent (and in no event later than five (5) Business Days after such request), updated copies of custody reports (including, to the extent available, an itemized list of each Portfolio Investment held in any Custodian Account owned by the Borrower or any of its Subsidiaries) delivered to the Borrower by the Custodian with respect to any custodian account owned by the Borrower or any of the Subsidiary Guarantors and (b) within five (5) Business Days of the receipt thereof, copies of any other material reports or notices delivered to the Borrower by the Custodian with respect to any custodian account owned by the Borrower or any of the Subsidiary Guarantors;

(j) within 45 days after the end of each fiscal quarter of the Borrower commencing with the first fiscal quarter to end on or after the date on which the Borrower has any Financing Subsidiary, a certificate of a Financial Officer of the Borrower certifying that attached thereto is a complete and correct description of all Portfolio Investments as of the date thereof, including, with respect to each such Portfolio Investment, the name of the Borrower or Subsidiary holding such Portfolio Investment and the name of the Portfolio Company of such Portfolio Investment; and

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. Upon the Borrower becoming aware of any of the following, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default (provided that if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder);

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any of the Borrower’s or any Guarantors’ assets are deemed to constitute “plan assets” within the meaning of the Plan Asset Regulation; and

(e) any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business, operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection and Audit Rights.

(a) Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower, at the sole expense of the Borrower, to (i) visit and inspect its properties, to examine and make extracts from its books and records, and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records or meeting with its independent accountants; provided, further, that the Borrower shall not be required to pay for more than one (1) such visit and inspection in any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent visits and inspections during such calendar year.

(b) Audit Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (including, for clarity, audits of any Agency Accounts, funds transfers and custody procedures), all at such reasonable times and as often as reasonably requested. The Borrower shall pay the reasonable, documented fees and expenses of representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided that the Borrower shall not be required to pay such fees and expenses for more than two such evaluations or appraisals during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation or appraisal during such calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base and/or the assets included in the Borrowing Base, to the extent required by the Administrative Agent or the

Required Lenders as a result of any such evaluation or appraisal indicating that such computation or inclusion of assets is not consistent with the terms of this Agreement; provided that if the Borrower demonstrates that such evaluation or appraisal is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base. Notwithstanding the foregoing, nothing contained in this Section 5.06 shall impair or affect the rights of the Administrative Agent under Section 5.12(b)(ii) in any respect.

SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it (including orders issued by the SEC) or its property and all indentures, agreements and other instruments, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors.

(i) In the event that (1) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Financing Subsidiary), or that any other Person shall become a “Subsidiary” within the meaning of the definition thereof (other than a Financing Subsidiary); (2) any Structured Subsidiary shall no longer constitute a “Structured Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); (3) any SBIC Subsidiary shall no longer constitute a “SBIC Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); (4) any CFC shall no longer constitute a “CFC” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); or (5) any Transparent Subsidiary shall no longer constitute a “Transparent Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08), the Borrower shall, in each case, on or before thirty (30) days following such Person becoming a Subsidiary or such CFC, Financing Subsidiary or Transparent Subsidiary no longer qualifying as such, cause such new Subsidiary or former CFC, former Financing Subsidiary or former Transparent Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as the Administrative Agent shall have reasonably requested.

(ii) The Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each Structured Subsidiary as an Obligor only for so long as such Person qualifies as a “Structured Subsidiary” pursuant to the definition thereof, and thereafter such Person shall no longer constitute a “Structured Subsidiary” for any purpose of this Agreement or any other Loan Document.

(iii) The Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each SBIC Subsidiary as an Obligor only for so long as such Person qualifies as an “SBIC Subsidiary” pursuant to the definition thereof, and thereafter such Person shall no longer constitute an “SBIC Subsidiary” for any purpose of this Agreement or any other Loan Document.

(b) Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary; provided that the foregoing shall not prohibit any transaction permitted under Sections 6.03 or 6.04, so long as after giving effect to such permitted transaction each of the remaining Subsidiaries is a wholly owned Subsidiary.

(c) Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors, to:

(i) take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower), pursuant to the Security Documents, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents;

(ii) with respect to each deposit account or securities account of the Obligors (other than (A) any such accounts that are maintained by the Borrower in its capacity as “servicer” for a Financing Subsidiary or any Agency Account, (B) any such accounts which hold solely money or financial assets of a Financing Subsidiary, (C) any payroll account so long as such payroll account is coded as such, (D) withholding tax and fiduciary accounts or any trust account maintained solely on behalf of a Portfolio Investment and (E) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (E), does not at any time exceed $75,000; provided that in the case of each of the foregoing clauses (A) through (E), no other Person (other than the depository institution at which such account is maintained) shall have “control” over such account (within the meaning of the Uniform Commercial Code)), cause each bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each such deposit account or securities account (each, a “Control Account”) and in that connection, the Borrower agrees, subject to Sections 5.08(c)(iv) and (v) below, to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be immediately deposited into a Control Account and, both prior to and following such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for the benefit of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or any other Person (including with any money or financial assets of the Borrower in its capacity as “servicer” for a Structured Subsidiary, or any money or financial assets of a Structured Subsidiary, or any money or financial assets of the Borrower in its capacity as an agent or administrative agent for any other Bank Loans subject to Section 5.08(c)(v) below);

(iii) cause the Financing Subsidiaries to execute and deliver to the Administrative Agent such certificates and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that such Financing Subsidiary qualifies or continues to qualify as a “Structured Subsidiary” or an “SBIC Subsidiary”, as applicable, pursuant to the definition thereof;

(iv) in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x)(1) cause the interest owned by such Financing Subsidiary, if such interest is evidenced by notes, to be evidenced by a separate note or notes, which note or notes are either (A) in the name of such Financing Subsidiary or (B) in the name of the Borrower, endorsed in blank and delivered to the applicable Financing Subsidiary and beneficially owned by the Financing Subsidiary (or, in the case of a Bank Loan not evidenced by a separate note or notes, cause the interest owned by such Financing Subsidiary to be evidenced by separate assignment documentation contemplated by paragraph 1(b) of Schedule 1.01(d) in the name of such Financing Subsidiary) and (2) not permit such Financing Subsidiary to have a participation acquired from an Obligor in such underlying loan documents and the extensions of credit thereunder or any other indirect interest therein acquired from an Obligor; and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to any Obligor by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to the Custodian Account and no other amounts owing by such underlying borrower or obligated party are remitted to the Custodian Account;

(v) in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan and such Obligor does not hold all of the credit extended to the underlying borrower or issuer under the relevant underlying loan documents or note purchase agreements, ensure that (1) all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity (an “Agency Account”); (2) all amounts owing on account of such Bank Loan by the underlying borrower or other obligated party are remitted by such borrower or obligated party to either (A) such Agency Account or (B) directly to an account in the name of the underlying lender to whom such amounts are owed (for the avoidance of doubt, no funds representing amounts owing to more than one underlying lender may be remitted to any commingled account other than the Agency Account); and within one (1) Business Day after receipt of such funds, such Obligor acting in its capacity as agent or administrative agent shall distribute any such funds belonging to any Obligor to the Custodian Account (provided that if any distribution referred to in this clause (c) is not permitted by applicable bankruptcy law to be made as a result of the bankruptcy of the underlying borrower, such Obligor shall use commercially reasonable efforts to obtain permission to make such distribution and shall make such distribution as soon as legally permitted to do so);

(vi) cause the documentation relating to each Investment in Indebtedness described in paragraph 1 of Schedule 1.01(d) to be delivered to the Custodian as provided therein; and

(vii) in the case of any Portfolio Investment held by any Financing Subsidiary, including any cash collection related thereto, ensure that such Portfolio Investment shall not be held in any Custodian Account, or any other account of any Obligor.

Notwithstanding anything to the contrary contained herein, if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of the Borrower, then if such destroyed instrument, promissory note, agreement, document or certificate is an original instrument, promissory note, agreement, document or certificate, the Borrower shall have up to 20 Business Days from the date when the Borrower has knowledge of such loss or destruction to deliver to the Custodian a replacement instrument, promissory note, agreement, document or certificate.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for general corporate purposes of the Borrower and its Subsidiaries (other than the Financing Subsidiaries, except to the extent permitted by Section 6.03(f)) in the ordinary course of business. No part of the proceeds of any Loan may be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. On the first day (if any) an Obligor acquires any Margin Stock or at any other time requested by the Administrative Agent or any Lender, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower.

SECTION 5.10. RIC and BDC Status. The BDC Borrower shall maintain its status as a RIC under the Code for each of its taxable years ending after the BDC Transition and shall maintain, after the BDC Transition is effected, its status as a “business development company” under the Investment Company Act at all times. The BDC Borrower shall timely file the RIC Election and shall maintain its status as a RIC under the Code with respect to the First Taxable Year and each of its taxable years ending thereafter.

SECTION 5.11. Investment Policies. The Borrower shall at all times be in compliance in all material respects with its Investment Policies.

SECTION 5.12. Portfolio Valuation and Diversification Etc.

(a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by the Borrower. To the extent that the Borrower reasonably determines that any Eligible Portfolio Investment is not adequately correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Eligible Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, upon notice to the Administrative Agent for distribution to each Lender, to create up to three (3) additional industry classification groups for purposes of this Agreement, and, with the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Borrower may assign an Eligible Portfolio Investment to such an industry classification group.

(b) Portfolio Valuation Etc.

(i) Settlement Date Basis. For purposes of this Agreement, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a settlement-date basis (meaning that any Portfolio Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled, and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled); provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.

(ii) Determination of Values. For purposes of the Loan Documents, the Eligible Portfolio Investments shall be valued as follows:

(A) Quoted Investments External Review. With respect to Quoted Investments, the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by the Borrower (each such value, an “External Quoted Value”):

(w) in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the Borrower,

(x) in the case of Bank Loans, the average of the bid prices as determined by two Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two (2) Approved Dealers with respect to such Bank Loans, and

(y) in the case of any Quoted Investment traded on an exchange, the closing price for such Eligible Portfolio Investment most recently posted on such exchange.

(B) Non-Quoted Investments External Review. With respect to Non-Quoted Investments included in the Borrowing Base, the Borrower or Investment Advisor shall request an Approved Appraisal Firm for assistance in determining the fair market value of such Non-Quoted Investments as of the last day of each fiscal quarter following the Effective Date (such value, the “External Non-Quoted Value”) and to provide its board of directors or managers (or equivalent governing body) with a written valuation report as part of that assistance each quarter; provided that the Borrower shall not be required to obtain an External Non-Quoted Value with respect to any Portfolio Investment that is originated by the Borrower or any of its Affiliates within fifteen (15) days of any calendar quarter.

(C) Internal Review. The Borrower, or the Investment Advisor (acting on its behalf), shall conduct internal reviews to determine the value of all Eligible Portfolio Investments at least once each calendar week which shall take into account any events of which the Borrower has knowledge that adversely affect the value of any Eligible Portfolio Investment (each such value, an “Internal Value”).

(D) Value of Quoted Investments. Subject to clause (G) of this Section 5.12(b)(ii), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lower of (i) the External Quoted Value of such Quoted Investment as most recently determined and (ii) the par or face value of such Quoted Investment.

(E) Value of Non-Quoted Investments. Subject to clause (G) of this Section 5.12(b)(ii), the “Value” of each Non-Quoted Investment for all purposes of this Agreement shall be the lower of (i) the par or face value of such Non-Quoted Investment and (ii) the lowest of (x) the initial Assigned Value (if any) (or in the event a Value Adjustment Event has occurred, the Assigned Value (if any) provided by the Administrative Agent promptly following the occurrence of such Value Adjustment Event), (y) if the Internal Value is lower than the External Non-Quoted Value (or if such External Non-Quoted Value is a range and the Internal Value is within such range), the Internal Value and (z) if the Internal Value is greater than the External Non-Quoted Value, such External Non-Quoted Value (provided that if such External Non-Quoted Value is a range, the mid-point of such range shall be used). If a Value Adjustment Event of the type referred to in clauses (i), (ii) or (iii) therein has occurred with respect to any Non-Quoted Investment, then the Value of such Non-Quoted Investment shall be zero.

(F) Actions Upon a Borrowing Base Deficiency. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, promptly and in any event within three (3) Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the required payments and prepayments (if any), all as more specifically set forth in Section 2.08(b).

(G) Failure to Determine Values. If the Borrower shall fail to determine the value of any Eligible Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing sub-clauses (A), (B) or (C), then the “Value” of such Eligible Portfolio Investment as at such date shall be deemed to be zero;

(iii) Generally Applicable Valuation Provisions

(A) Notwithstanding anything to the contrary herein, the Administrative Agent shall have the right to review and revise the “Value” of all Portfolio Investments that are not rated or Quoted Investments and may determine such Value (any such value, the “Assigned Value”) and include (or not include) such Portfolio Investments in the Borrowing Base in its sole discretion, in each case at the time any such Portfolio Investment becomes part of the Borrowing Base and, if a Value Adjustment Event occurs, promptly after such Value Adjustment Event.

(B) For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(C) The documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower.

(D) The Administrative Agent shall provide a copy of the final results of any valuation performed by the Approved Appraisal Firm to any Lender promptly upon such Lender’s request, except to the extent that such recipient has not executed and delivered a customary and reasonable non-reliance letter, confidentiality agreement or similar agreement requested or required by such Approved Appraisal Firm.

(E) The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act.

SECTION 5.13. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment by (y) the applicable Advance Rate; provided that:

(a) the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments included in the Borrowing Base issued by a single Portfolio Company exceeding the greater of (x) 5% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base or (y) $20,000,000, shall be 0%; provided that this clause (a) shall not apply to the top three (3) Portfolio Companies (by the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base, without taking into account any Advance Rate) until the aggregate Value of the Eligible Portfolio Investments included in the Borrowing Base issued by each such Portfolio Company exceeds $25,000,000 (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(b) the portion of the Borrowing Base attributable to Eligible Portfolio Investments in the Largest Industry Classification Group shall not exceed 20% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(c) the portion of the Borrowing Base attributable to Eligible Portfolio Investments in the next two largest Industry Classification Groups (after the Largest Industry Classification Group) shall not exceed 17.5% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 17.5% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(d) the portion of the Borrowing Base attributable to Eligible Portfolio Investments in any one Industry Classification Group (not including the Largest Industry Classification Group or the next two largest Industry Classification Groups) shall not exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(e) the portion of the Borrowing Base attributable to Eligible Portfolio Investments issued by a Portfolio Company with trailing twelve month EBITDA of less than $10,000,000 shall not exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(f) the portion of the Borrowing Base attributable to fixed rate Eligible Portfolio Investments shall not exceed 25.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 25.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(g) the portion of the Borrowing Base attributable to Second Lien Bank Loans shall not exceed 20.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(h) the portion of the Borrowing Base attributable to DIP Loans shall not exceed 7.5% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 7.5% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(i) the portion of the Borrowing Base attributable to PIK Obligations shall not exceed 5.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 5.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(j) the portion of the Borrowing Base attributable to Last Out Loans shall not exceed 40.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 40.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(k) the portion of the Borrowing Base attributable to Second Lien Bank Loans and Last Out Loans shall not exceed 40.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 40.0% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(l) the portion of the Borrowing Base attributable to CCC Investments shall not exceed 20% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 20% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate);

(m) the portion of the Borrowing Base attributable to Investments that do not satisfy clause (vii)(a) of the definition of “Inclusion Criteria” or are not approved by the Administrative Agent shall not exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 15% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate); and

(n) the portion of the Borrowing Base attributable to Eligible Portfolio Investments for which the related Portfolio Company does not have its principal place of business in the United States shall not exceed 10% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base and the Borrowing Base shall be reduced by removing Eligible Portfolio Investments therefrom (but not from the Collateral) to the extent such portion would otherwise exceed 10% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (for the avoidance of doubt, the calculation of Value for purposes of this sub-clause shall be made without taking into account any Advance Rate).

For the avoidance of doubt, no credit will be given in the Borrowing Base for any (i) capital stock, (ii) warrants, options or other rights for the purchase or acquisition of capital stock, or (iii) securities convertible into or exchangeable for shares of capital stock.

For all purposes of this Section 5.13, (i) to the extent any condition, concentration limit or calculation in this Section 5.13 incorporates financial information associated with a Portfolio Company, such information shall satisfy the definition of Portfolio Company Data, and (ii) all Portfolio Companies of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single Portfolio Company (unless such Portfolio Companies are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor).

SECTION 5.14. Taxes. Each of the Borrower and its Subsidiaries will timely file or cause to be timely filed all income and other material U.S. federal, state and local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and will pay all material Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings, and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower or its Subsidiaries, as the case may be. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges will be adequate in accordance with GAAP.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Lenders that (and agrees that compliance with such covenants will be measured at the end of each calendar month, unless otherwise indicated):

SECTION 6.01. Indebtedness. The Borrower will not nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness except:

(a) Indebtedness created hereunder or under any other Loan Document;

(b) Unsecured Shorter-Term Indebtedness (including any refinancing or replacement thereof) in an aggregate principal amount not to exceed $5,000,000, so long as (w) no Default exists at the time of the incurrence, refinancing or replacement thereof, (x) on the date of incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 after giving effect to the incurrence, refinancing or replacement thereof and on the date of such incurrence, refinancing or replacement the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect, (y) prior to and immediately after giving effect to the incurrence, refinancing or replacement thereof, no Borrowing Base Deficiency exists, and (z) on the date of incurrence, refinancing or replacement thereof, the Borrower delivers to the Administrative Agent a Borrowing Base Certificate as at such date demonstrating compliance with (or a certification that the Borrower is in compliance with) subclause (y) after giving effect to such incurrence, refinancing or replacement.

(c) Unsecured Longer-Term Indebtedness (including any refinancing or replacement thereof), so long as (x) no Default exists at the time of the incurrence, refinancing or replacement thereof and (y) on the date of incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 after giving effect to the incurrence, refinancing or replacement thereof and on the date of such incurrence, refinancing or replacement the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect;

(d) Indebtedness of Financing Subsidiaries; provided that on the date such Indebtedness is incurred the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 and there is no Borrowing Base Deficiency after giving effect to the incurrence thereof, and on the date of such incurrence Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect;

(e) Other Permitted Indebtedness and obligations arising with respect to Hedging Agreements in an aggregate principal amount not to exceed $10,000,000 (it being understood that obligations under a Hedging Agreement shall be deemed equal to the net amount such Person would be obligated for under such Hedging Agreement as a result of a termination of such Hedging Agreement);

(f) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(g) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(h) Indebtedness of an Obligor to any other Obligor;

(i) obligations of the Borrower under a Permitted SBIC Guarantee and obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(j) indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860; and

(k) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as such judgments or awards do not constitute an Event of Default under clause (k) of Article VII.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including Equity Interests in any Financing Subsidiary or any other Subsidiary) now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a) any Lien on any property or asset of the Borrower existing on the Effective Date and set forth in Schedule 3.10(b); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens created pursuant to the Security Documents;

(c) Liens on assets owned by Financing Subsidiaries;

(d) Liens securing Hedging Agreement Obligations;

(e) Permitted Liens;

(f) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA; and

(g) After the BDC Transition, additional Liens securing Indebtedness not to exceed $5,000,000 in the aggregate provided such Indebtedness is not otherwise prohibited under Section 6.01 of this Agreement.

SECTION 6.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets (including, without limitation, Cash, Cash Equivalents and Equity Interests), whether now owned or hereafter acquired, but excluding (x) assets (including Cash and Cash Equivalents but excluding Portfolio Investments) sold or disposed of in the ordinary course of business of the Borrower and its Subsidiaries (other than the Financing Subsidiaries) (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries (other than the Financing Subsidiaries)) and (y) subject to the provisions of clauses (e), (f) and (g) below, Portfolio Investments.

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

(b) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c) any Subsidiary of the Borrower may be liquidated or dissolved; provided that (i) in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower and (ii) the Borrower determines in good faith that such liquidation is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(d) the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(e) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than to a Financing Subsidiary) so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) no Borrowing Base Deficiency exists;

(f) the Obligors may sell, transfer or otherwise dispose of Portfolio Investments, Cash and Cash Equivalents to a Financing Subsidiary so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) no Borrowing Base Deficiency and no Default exists and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect;

(g) an Obligor may transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor;

(h) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $5,000,000 in any fiscal year; and

(i) the Borrower may merge or consolidate with any other Person, so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:

(a) operating deposit accounts with banks;

(b) Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c) Hedging Agreements entered into in the ordinary course of the Borrower’s business for financial planning and not for speculative purposes;

(d) Portfolio Investments acquired or held by the Borrower and its Subsidiaries, to the extent such Portfolio Investments are permitted under the Investment Company Act (to the extent such applicable Person is subject to the Investment Company Act) and the Investment Policies (including, without limitation, any Joint Venture Investment);

(e) Equity Interests in (or capital contribution to) Financing Subsidiaries acquired after the Effective Date to the extent not prohibited by Section 6.03(f);

(f) Investments by any Financing Subsidiary;

(g) Investments in Cash and Cash Equivalents;

(h) additional Investments up to but not exceeding $5,000,000 in the aggregate (for purposes of this clause (i), the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made), minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; provided that in no event shall the aggregate amount of any Investment be less than zero, and provided further that the amount of any Investment shall not be reduced by reason of any write-off of such Investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out); and

(i) Any other Investments described on Schedule 3.11(b) hereto approved by the Administrative Agent.

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries (other than the Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Borrower may declare and pay dividends with respect to the Equity Interests of the Borrower (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of the Borrower) payable solely in additional shares of the Borrower’s common stock;

(b) prior to the BDC Transition, the Borrower may declare and pay dividends and distributions to the equity holders of the Borrower in order to allow each such direct or indirect equity holder to pay the federal, state and local income tax liabilities of such equity holder attributable to such equity holder’s interests in the Borrower; provided, that with respect to any taxable year, such distributions shall not exceed the product of (i) the taxable income of the Borrower for such taxable year (without duplication) and (ii) the sum of (A) the highest combined federal, state and local income tax rate applicable to a corporation or individual (whichever is higher) that is a resident of New York City, NY and (B) the 3.8% Medicare tax imposed pursuant to Section 1411 of the Code;

(c) after the BDC Transition, the BDC Borrower may declare and pay dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed 115% of the amounts that are required to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year or the previous taxable year, (ii) reduce to zero for any such taxable year or the previous taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (z) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year or the previous calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(d) the Subsidiaries of the Borrower may declare and pay Restricted Payments to the Borrower or any Subsidiary Guarantor; and

(e) the Obligors may make Restricted Payments to repurchase Equity Interests of the Borrower from officers, directors and employees of the Investment Advisor, the Borrower or any of its Subsidiaries or their respective authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors or managers (or equivalent governing body) of the Investment Advisor, the Borrower or any of its Subsidiaries, in an aggregate amount not to exceed $1,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $2,000,000 in any calendar year.

For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it.

SECTION 6.06. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, except for any prohibitions or restraints contained in (i) any Indebtedness permitted under Section 6.01(b) or (c), (ii) any Indebtedness permitted under Section 6.01 secured by a Lien permitted under Section 6.02 provided that such prohibitions and restraints are applicable by their terms only to the assets that are subject to such Lien, (iii) any Indebtedness permitted under Section 6.01(f) or (g) secured by a Permitted Lien; provided that such prohibitions and restraints are applicable by their terms only to the assets that are subject to such Lien and (iv) any agreement, instrument or other arrangement pertaining to any sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (i) only apply to such assets and (ii) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents.

SECTION 6.07. Certain Financial Covenants.

(a) Consolidated Interest Coverage Ratio. After the earlier of the date that is three (3) months after the Effective Date and the first date upon which the Borrower and its Subsidiaries are in compliance with this Section 6.07(a), the Borrower shall not permit the Consolidated Interest Coverage Ratio to be less than 1.5 to 1.0 as of the last day of any fiscal quarter of the Borrower.

(b) Total Obligor Leverage Ratio. As of the end of each calendar month, the Borrower shall not permit the Total Obligor Leverage Ratio to exceed 1.0 to 1.0.

(c) Assets Under Management. The Borrower shall maintain total assets under management of no less than the sum of (i) 75% of the assets under management by the Borrower (by principal balance) as of the Effective Date and (ii) 75% of any equity raised by the Borrower after the Effective Date (other than proceeds of any distribution reinvestment plan used to redeem or repurchase Equity Interests of the Borrower).

(d) Asset Coverage Ratio. The Borrower shall not permit the Asset Coverage Ratio to be less than 2.00 to 1.00 at any time.

(e) Minimum Net Worth. The Net Worth shall be no less than the greater of (i) $150,000,000 or (ii) 75% of its initial capitalization on the Effective Date.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary (or, in the case of a transaction between an Obligor and a non-Obligor Subsidiary, not less favorable to such Obligor) than could be obtained at the time on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Obligors not involving any other Affiliate, (iii) transactions between or among the Obligors and any SBIC Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties, (iv) Restricted Payments permitted by Section 6.05 and dispositions permitted by Sections 6.03(f) and (g), (v) the transactions provided in the Affiliate Agreements as the same may be amended in accordance with Sections 6.11(b), (vi) existing transactions with Affiliates as set forth in Schedule 6.08, (vii) transactions with one or more Affiliates permitted by an exemptive order, (viii) the payment of compensation and reimbursement of expenses of directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification to directors in the ordinary course of business or (ix) transactions required to complete the BDC Transition.

SECTION 6.09. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies.

SECTION 6.10. No Further Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents and all documents related thereto and documents with respect to Indebtedness permitted under Section 6.01(b) and (c); (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to Designated Indebtedness Obligations or Designated Indebtedness Holders under (and, in each case, as defined in) the Guarantee and Security Agreement) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any such document that imposes restrictions on the Equity Interests of, or assets in, any Financing Subsidiary or Joint Venture Investments (but no other assets of any Obligor); and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.

SECTION 6.11. Modifications of Indebtedness and Affiliate Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than Financing Subsidiaries) to, consent to any modification, supplement or waiver of:

(a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Unsecured Longer-Term Indebtedness or Unsecured Shorter-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition thereof, as applicable, set forth in Section 1.01 of this Agreement, unless, in the case of Unsecured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Unsecured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Unsecured Shorter-Term Indebtedness” for all purposes of this Agreement); or

(b) any of the Affiliate Agreements (or any similar agreement entered into with an Investment Advisor), unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

The Administrative Agent hereby acknowledges and agrees that the Borrower may, at any time and from time to time, without the consent of the Administrative Agent, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d) and (e), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms; provided that no such amendment, restatement or modification shall, unless Borrower complies with the terms of Section 5.08(a)(i) hereof, cause a Financing Subsidiary to fail to be a “Financing Subsidiary” in accordance with the definition thereof.

SECTION 6.12. Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries) to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Unsecured Longer-Term Indebtedness (other than the refinancing of Unsecured Longer-Term Indebtedness with (i) other Unsecured Longer-Term Indebtedness permitted under Section 6.01 or (ii) with the proceeds of any issuance of Equity Interests), except for regularly scheduled payments of interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses on such convertible notes made by the Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this Section 6.12).

SECTION 6.13. SBIC Guarantee. The Borrower shall not, nor shall it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.

SECTION 6.14. Restrictions on Asset Sales. The Borrower shall not complete any transfer or sale of any Portfolio Investment included in the Borrowing Base unless it shall be in compliance with the Collateral Quality Tests immediately following such transfer or sale (or, if a Collateral Quality Test is not satisfied, the degree of compliance with such Collateral Quality Test shall be maintained or improved after giving effect to such transfer or sale).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan (including, without limitation, any principal payable under Section 2.08(b)) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(e), Section 5.02(a), Section 5.03 (with respect to the Borrower’s and its Subsidiaries’ existence only, and not with respect to the Borrower’s and its Subsidiaries’ rights, licenses, permits, privileges or franchises), Sections 5.08(a) or (b), Section 5.10, Section 5.12(c) or in Article VI (other than Section 6.07, which is addressed by clause (u) below) or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Section 5.01(f) or Sections 5.02(b), (c) or (d) and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) or more days after the Borrower has knowledge of such failure;

(e) the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, unless, in the case of this clause (ii), such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event provided such conversion, repurchase or redemption is settled only with Permitted Equity Interests (other than interest and expenses, which may be paid in cash).

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any of the Borrower’s or any Guarantors’ assets are deemed to constitute “plan assets” within the meaning of the Plan Asset Regulation;

(n) the Investment Advisor shall cease to be the investment advisor of the Borrower and a replacement investment advisor acceptable to the Required Lenders (which consent shall not be unreasonably withheld or delayed) has not been appointed to act as the investment advisor; provided, that such replacement investment advisor must (a) have (or be affiliated with a Person that has) at least $5 billion of assets under management and (b) be in the business of managing similar investments to the Investment Advisor for at least five (5) years;

(o) a Change in Control shall occur without the prior written consent of the Administrative Agent;

(p) any of the Key Persons shall cease to be an officer or employee of the Investment Advisor involved in the day-to-day management of the Borrower’s assets, or John Popp shall fail to be employed by the Investment Advisor in the same or materially similar capacity as of the Effective Date, and, in each case, a replacement reasonably acceptable to Agent has not been appointed within ninety (90) days;

(q) any SBIC Subsidiary shall become the subject of an enforcement action and be transferred into liquidation status by the SBA;

(r) the Liens created by the Security Documents shall not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent (or any Obligor or any Affiliate or officer or director of an Obligor shall so assert in writing), free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of (w) a disposition of Portfolio Investments in a transaction or series of transactions permitted under this Agreement, (x) (to the extent that any certificated securities are perfected solely by possession of the Collateral Agent) of a failure of the Collateral Agent to maintain possession of such certificates pledged under the Guarantee and Collateral Agreement or (y) the Collateral Agent’s lack of control (within the meaning of Article 9 of the Uniform Commercial Code) over cash; provided that if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Collateral Agent or Administrative Agent to take an action within their control;

(s) other than with respect to Permitted Policy Amendments, the Borrower shall amend, supplement, waive or otherwise modify in any material respect the Investment Policies as in effect on the Effective Date without the prior consent of the Administrative Agent;

(t) except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor, or there shall be any actual invalidity of any guaranty thereunder or any Obligor or any Affiliate or executive officer or director of an Obligor shall so assert in writing;

(u) the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor (other than pursuant to the Loan Documents in favor of the Administrative Agent and the Lenders), whether under any Permitted SBIC Guarantee or otherwise; or

(v) the Borrower shall fail to comply with Section 6.07 for more than five (5) Business Days after the Borrower has knowledge of such failure (or fail to present a reasonably feasible plan acceptable to the Agent to cure any such deficiency).

then, and in every such event (other than an event described in clause (h), (i) or (n) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; in the case of any event described in clause (n) of this Article, at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable on (a) the ninety-first (91st) day after the occurrence of any event describe in clause (n) of this Article so long as the Investment Advisor or a replacement investment advisor acts as investment advisor for the Borrower during such ninety (90) day period or (b) immediately following the occurrence of any event described in clause (n) or at any time during the ninety (90) day period referred to in the foregoing clause (a) if neither the Investment Advisor nor any replacement investment advisor (meeting the requirements specified in clause (n) of this Article) acts as investment advisor for the Borrower, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02. Capacity as Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03. Limitation of Duties; Exculpation. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (provided that no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 8.07. Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Modifications to Loan Documents. Except as otherwise provided in Section 9.02(b) or 9.02(c), the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to (1) release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a Structured Subsidiary in accordance with this Agreement or which is no longer required to be a “Subsidiary Guarantor”.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or (to the extent permitted by Section 9.01(b)) e-mail, as follows:

(i) if to the Borrower, to it at:

Credit Suisse Corporate Credit Solutions, LLC

c/o Credit Suisse Asset Management, LLC

Attention: Thomas Hall

Direct Telephone: 212-325-5249

E-mail: thomas.hall@credit-suisse.com

with a copy to (which shall not

constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Jay R. Alicandri, Esq.

Telecopy Number: 212-698-3599

E-mail: jay.alicandri@dechert.com

(ii) if to the Administrative Agent, to it at:

Capital One, National Association

111 S. Wacker, 50th Floor

Chicago, IL 60606

Attention: Kevin Gibbons

Telephone Number: 312-279-2948

E-mail: kevin.gibbons@capitalone.com

with a copy to (which shall not

constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Jordan Yarett, Esq.

Telecopy Number: (212) 492-0126

Telephone Number: (212) 373-3126

E-mail: jyarett@paulweiss.com

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.04 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Syndicate Communications available to the Lenders by posting such Syndicate Communications on Debtdomain™, IntraLinks, Syndtrak or a substantially similar electronic transmission system (collectively, the “Platform”). The Platform is provided by the Administrative Agent “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Syndicate Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Syndicate Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Syndicate Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent Party’s transmission or posting of Obligor materials through the Platform or via email, except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c) Documents to be Delivered under Sections 5.01 and 5.12. For so long as a Debtdomain™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12 by delivering an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this

Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, subject to Section 2.15(b), no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable to a Lender hereunder, or reduce the amount or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly affected thereby,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi) permit the assignment or transfer by the Borrower of any of its rights or obligations under any Loan Document without the consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, and (y) the consent of Lenders holding not less than two-thirds of the total Revolving Credit Exposures and unused Commitments will be required for (A) any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), or the provisions of Section 5.12(b)(ii), and (B) any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents (subject to Section 9.02(c)(ii)).

(c) Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement, and the Liens granted under the Guarantee and Security Agreement may not be spread to secure any additional obligations (excluding any increase in Loans hereunder) except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement or except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, subject to Section 2.15(b), (i) without the written consent of the holders of not less than two-thirds of the total Revolving Credit Exposures and unused Commitments, no waiver, amendment or modification to the Guarantee and Security Agreement shall (A) release any Obligor representing more than 10% of the Stockholders’ Equity of the Borrower from its obligations under the Security Documents, (B) release any guarantor representing more than 10% of the Stockholders’ Equity of the Borrower under the Guarantee and Security Agreement from its guarantee obligations thereunder, or (C) amend the definition of “Collateral” under the Security Documents (except to add additional collateral) and (ii) without the written consent of each Lender, no such agreement shall (W) release all or substantially all of the Obligors from their respective obligations under the Security Documents, (X) release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, (Y) release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, or (Z) alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to the collateral security provided thereby; except that no such consent described in clause (i) or (ii) above shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented, or otherwise in accordance with Section 9.15.

(d) Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent requiring (i) the consent of “each Lender” or “each Lender affected thereby,” or (ii) the consent of “two-thirds of the holders of the total Revolving Credit Exposures and unused Commitments”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.16(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable documented and out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of up to one outside counsel for the Administrative Agent and the Collateral Agent collectively

(other than the allocated costs of internal counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration (other than internal overhead charges) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable documented and out-of-pocket expenses incurred by the Administrative Agent, Collateral Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iii) all reasonable documented and out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.13), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (other than the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee, (2) result from a claim brought against such Indemnitee for breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction or (3) result from a claim arising as a result of a dispute between Indemnitees (other than (x) any dispute involving claims against the Administrative Agent, in each case in their respective capacities as such, and (y) claims arising out of any act or omission by the Borrower or its Affiliates).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the Obligations of the Borrower under the preceding provisions of this subsection.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of; this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender which is not in accordance with this Section shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment by a Lender to an Affiliate of a Lender with prior written notice by such Lender to the Administrative Agent.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments and Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the Guarantors shall not be obligated (except in the case of an assignment pursuant to Section 2.16(b));

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) the assignee shall not be any Person listed in the Prohibited Assignees and Participants Side Letter.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) Maintenance of Registers by Administrative Agent. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and “stated interest” for tax purposes of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Sections 2.11 (or any other increased costs protection provision), 2.12 or 2.13. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.

Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (1) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Participations. Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that no Person listed in the Prohibited Assignees and Participants Side Letter may be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(f) as though it were a Lender.

(h) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) No Assignments or Participations to the Borrower or Affiliates or Certain Other Persons. Anything in this Section to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Commitment or Loan held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, or (ii) assign any interest in any Commitment or Loan held by it hereunder to a natural person or to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment would be a Defaulting Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Judgment Currency. This is a loan transaction in which the specification of Dollars and payment in New York City is of the essence, and Dollars shall be the currency of account in all events relating to Loans. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transfer to New York City under normal banking procedures does not yield the amount of Dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder into another currency (the “Other Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the Other Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of Dollars so purchased and transferred.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans or the termination of this Agreement or any provision hereof. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries and/or their Affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its Affiliates, officers or directors, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether the Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their Affiliates, officers or directors on other matters) or any other obligation to the Borrower or any of its Subsidiaries except the obligations expressly set forth in the Loan Documents and (y) the Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management, stockholders, creditors or any other Person. The Borrower and each of its Subsidiaries each acknowledge and agree that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each of its Subsidiaries each agree that it will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any of its Subsidiaries, in connection with such transaction or the process leading thereto.

(b) Confidentiality. Each of the Administrative Agent (including in its capacity as the Collateral Agent) and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) other than to any Person listed on the Prohibited Assignees and Participants Side Letter, subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (j) in connection with the Lenders’ right to grant security interest pursuant to Section 9.04(h) to the Federal Reserve Bank or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section, to any other pledgee or assignee pursuant to Section 9.04(h).

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information shall be deemed confidential at the time of delivery unless clearly identified therein as nonconfidential. Any

Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, the Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Syndicate Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Syndicate Communications “PUBLIC”, the Borrower shall be deemed to authorize the Administrative Agent and the Lenders to treat such Syndicate Communications as not containing any material non-public information with respect to the Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Syndicate Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) the Administrative Agent shall be entitled to treat any Syndicate Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information”.

SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 9.15. Termination. Promptly upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to Borrower such termination statements and releases and other documents necessary or appropriate to evidence the termination of this Agreement, the Loan Documents, and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC

By:
Name:
Title:

[Signature Page to the Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By:
Name:
Title:

[Signature Page to the Credit Agreement]

SCHEDULE 1.01(a)

APPROVED DEALERS AND APPROVED PRICING SERVICES

APPROVED DEALERS

BNP Paribas Securities Corp.

Banc of America Securities LLC

Barclays Capital Inc.

BMO Capital Markets

Cantor Fitzgerald & Co.

Citigroup Global Markets Inc.

Citicorp Securities Services, Inc.

Credit Agricole

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

FBR Capital Markets & Co.

Goldman, Sachs & Co.

Guggenheim Securities LLC

HSBC Securities (USA) Inc.

Jeffries & Company, Inc.

J.P. Morgan Securities Inc.

Knight Capital Americas LP

Macquarie Capital USA Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities USA Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. Incorporated

RBC Capital Markets

Scotia Bank

UBS Securities LLC

Wells Fargo Securities, LLC

APPROVED PRICING SERVICES

Bloomberg

FT Interactive Data Corporation

International Data Corporation

Loan Pricing Corporation

Markit

SCHEDULE 1.01(b)

COMMITMENTS

Lender	Commitment Amount
Capital One, National Association	$75,000,000

SCHEDULE 1.01(c)

INTENTIONALLY OMITTED

SCHEDULE 1.01(d)

ELIGIBILITY CRITERIA

A Portfolio Investment shall not be an Eligible Portfolio Investment on any date of determination unless it meets all of the following criteria (unless waived by the Administrative Agent):

1)	(a) other than with respect to a noteless Portfolio Investment, such Portfolio Investment is evidenced by an original promissory note registered in the name of an Obligor, delivered to the Custodian and credited to the Custodian Account pursuant to the terms of the Custodian Agreement; provided, however, that solely in the case of Portfolio Investments in which the Collateral Agent has a first priority perfected security interest pursuant to a valid Uniform Commercial Code filing, (i) the Borrower shall have up to 5 Business Days following the acquisition of such Portfolio Investment to deliver an original promissory note with respect to such Portfolio Investment to the Custodian and (ii) as a result of the syndication, sale, transfer, assignment or exchange of a portion of a Portfolio Investment the Borrower shall have up to 20 Business Days to return, transfer, assign or exchange any promissory note with respect to such Portfolio Investment and deliver new or additional promissory notes to the Custodian or the Collateral Agent as required above (each an “Undelivered Note”) (it being understood that during the time periods in clauses (i) and (ii) above only the portion of such Portfolio Investment that has not been syndicated, sold, transferred, assigned or exchanged shall satisfy the criteria specified in this paragraph 1(a)); provided, further that (x) any portion of the Borrowing Base that consists of an Eligible Portfolio Investment that is an Undelivered Note shall be identified as such in any Borrowing Base Certificate and (y) at no time may the aggregate amount of Undelivered Notes included in the Borrowing Base constitute more than 10% of the Portfolio Investments included in the Borrowing Base;

(b) with respect to a noteless Portfolio Investment, the Custodian shall have received an original of each transfer document or instrument relating to such Portfolio Investment evidencing the assignment of such Portfolio Investment from any prior third party owner thereof directly to the Obligor (together with the consent of each party required under the applicable loan documentation); and

(c) with respect to any Portfolio Investment, (x) the Custodian shall have received originals or copies of each of the following, to the extent applicable, any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any mortgage), acquisition agreement pursuant to which such Investment was acquired, subordination agreement, intercreditor agreement or similar instruments, guarantee, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto; and (y) all documentation evidencing or otherwise relating to such Portfolio Investment has been duly authorized and executed, is in full force and effect and is the legal, binding and enforceable obligation of the parties thereto;

2)	Such Portfolio Investment is a credit obligation of a business entity and is not a consumer loan;

3)	Unless a PIK Obligation, the Portfolio Investment provides for periodic payments of interest in cash no less frequently than quarterly;

4)	The related Portfolio Company is domiciled in the US or such other domicile approved by the Administrative Agent;

5)	The related Portfolio Company is not the subject of an Insolvency Event, and, as of the date of inclusion in the Borrowing Base, such Portfolio Company is not in financial distress and has not experienced a material adverse change in its financial condition;

6)	The Portfolio Investment is not in payment default for principal or interest (after giving effect to any applicable grace or cure periods, but in any case not to exceed five (5) business days);

7)	The Portfolio Investment is not in default of any material term or condition beyond any applicable cure period, nor has a material portion of the Portfolio Investment been converted to equity;

8)	If such Portfolio Investment is a not a Quoted Investment, and it is fixed-rate in nature, such Portfolio Investment is hedged to the reasonable satisfaction of the Administrative Agent (provided that up to 10% of such Investments (by Value) may be unhedged as of any date of determination);

9)	The Portfolio Investment is not subject to any litigation or dispute expected to reasonably have a material adverse effect on the obligor or such Portfolio Investment has been otherwise approved by the Administrative Agent;

10)	The related Portfolio Company does not own more than 20% of the voting stock of, or otherwise control, the Borrower;

11)	The repayment of the Portfolio Investment is not subject to material non-credit related risk (for example, a Portfolio Investment the payment of which is expressly contingent upon the non-occurrence of a catastrophe);

12)	The Portfolio Investment is not subject to any right of rescission, set-off, counterclaim or defense by the related Portfolio Company;

13)	If more than one Portfolio Investment is made to the same Portfolio Company, under different sets of documents, (a) such Portfolio Investments are cross-collateralized and cross-defaulted and are either (i) owned by the Borrower or (ii) subject to an intercreditor agreement acceptable to the Administrative Agent, or (b) such Portfolio Investment(s) are otherwise approved by the Administrative Agent;

14)	The Portfolio Investment has been sold or assigned to, or is otherwise owned by the Borrower and the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, which have a first priority interest in such Portfolio Investment;

15)	The original term to maturity of such Portfolio Investment: (a) if such Portfolio Investment is not a Second Lien Bank Loan, is seven (7) years or less; or (b) if such Portfolio Investment is a Second Lien Bank Loan, is eight (8) years or less;

16)	The required reporting for such Portfolio Investment includes reporting of the information necessary to determine either an interest coverage or a Total Fixed Charge Coverage Ratio and either a Senior Leverage Ratio or a Total Leverage Ratio;

17)	The Portfolio Investment was underwritten by the Borrower or an Affiliate thereof in accordance with the Borrower’s Investment Policies;

18)	The Portfolio Investment conforms in all material respects with applicable laws or regulations;

19)	The obligor of such Portfolio Investment is not in any of the following “excluded industries”: payday lending, pawn shops, adult entertainment, marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, tax evasion, businesses engaged in predatory lending practices, strip mining;

20)	The obligor of such Portfolio Investment is not on the OFAC Specialty Designated Nationals list;

21)	The Portfolio Investment is not principally secured by real estate; and

22)	The Portfolio Investment is not a “project finance” Portfolio Investment or subject to substantial completion risk.